UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HSN, Inc.

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April 10, 2014

Dear Fellow Shareholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of HSN, Inc., which will be held on Friday, May 23, 2014, at 10:00 a.m., Eastern Daylight Time, at the HSN, Inc. corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the meeting, we will be electing our directors; approving on an advisory basis the compensation paid to our named executive officers; approving the Performance Goals contained in the Second Amended and Restated 2008 Stock and Incentive Plan; ratifying the appointment of our auditors and transacting any other business that properly comes before the meeting.

We hope that you will attend the meeting. Whether or not you plan to attend the meeting, please take the time to vote your shares. Your vote is very important, regardless of the number of shares you own. The attached notice of Annual Meeting provides instructions on how to vote online, by mail or by telephone. We encourage you to take advantage of voting on the internet because it is a convenient and less expensive way for us to tabulate your vote.

Thank you for your continued support of HSN, Inc.

Sincerely,

Mindy Grossman
Chief Executive Officer

HSN, INC.

1 HSN Drive

St. Petersburg, Florida 33729

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of HSN, Inc., a Delaware corporation, will be held on Friday, May 23, 2014 at 10:00 a.m., Eastern Daylight Time, at the Company’s corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the Annual Meeting, shareholders will be asked to:

1.	Elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding Annual Meeting of Shareholders;

2.	Approve, on an advisory basis, the compensation paid to our named executive officers;

3.	Approve the Performance Goals contained in the Second Amended and Restated 2008 Stock and Annual Incentive Plan;

4.	Ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2014; and

5.	Transact such other business as may properly come before the meeting or any related adjournments or postponements.

Our Board of Directors has set March 25, 2014 as the record date for the Annual Meeting. This means that only holders of record of our common stock at the close of business on that date are entitled to receive notice of the meeting and to vote their shares at the meeting or any related adjournments or postponements.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders. On or about April 10, 2014, we are mailing to many of our shareholders a notice of availability of the proxy materials over the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. Shareholders who do not receive such a notice of availability and shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

By Order of the Board of Directors,

Gregory J. Henchel
Secretary

April 10, 2014

St. Petersburg, Florida

PROXY STATEMENT

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PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?

A:	HSN, Inc., or HSNi, or the Company, is providing these proxy materials to you in connection with the solicitation of proxies by HSNi’s Board of Directors for use at HSNi’s 2014 Annual Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will take place at our corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729, on May 23, 2014. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why are many of our shareholders being asked to review materials on-line?

A:	We use the internet to furnish proxy materials to many of our shareholders, rather than mailing printed copies of those materials to each shareholder. Furnishing proxy materials by email saves HSNi the cost of printing and mailing documents to you and reduces the impact of HSNi’s Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I get electronic access to the proxy materials?

A:	On or about April 10, 2014, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to our shareholders (other than those who previously requested printed copies or electronic delivery of our proxy materials). If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the internet as well as how to instruct HSNi to send future proxy materials to you by email. If you received a Notice by mail but would rather receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

The proxy materials are also available on HSNi’s investor relations website at www.hsni.com.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2013 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2013, is also provided with the proxy statement.

Q:	What does it mean if I received more than one proxy or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to ensure that all of your shares are voted.

Q:	What matters will HSNi shareholders vote on at the Annual Meeting?

A:	There are four proposals to be considered and voted on at the meeting. The proposals to be voted on are as follows:

Proposal 1—to elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding Annual Meeting or until such director’s successor shall have been duly elected and qualified;

Proposal 2—to approve, on an advisory basis, the compensation paid to our named executive officers;

Proposal 3—to approve the Performance Goals contained in the Second Amended and Restated 2008 Stock and Annual Incentive Plan, (the “Plan”); and

Proposal 4—to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the year ending December 31, 2014.

We will also consider other business as may properly come before the meeting and any related adjournments or postponements.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement.

Q:	What are the Board’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares as follows:

“FOR” each of the ten nominees to the Board of Directors (Proposal 1);

“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal 2);

“FOR” the approval of the Performance Goals contained in the Second Amended and Restated 2008 Stock and Annual Incentive Plan (Proposal 3); and

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm (Proposal 4).

Q:	Who is entitled to vote at the Annual Meeting?

A:	Each share of our common stock outstanding as of the close of business on March 25, 2014, the record date, is entitled to one vote at the Annual Meeting. As of the close of business on the record date, there were 53,186,839 shares of our common stock outstanding and entitled to vote. You are entitled to one vote per share of common stock held on the record date.

Q:	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A:	If your shares are registered in your name, you are a shareholder of record with respect to those shares. As a shareholder of record, you have the right to vote those shares.

If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name. As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Since you are not the shareholder of record, you must request and receive a valid proxy from your broker, bank or other holder of record in order to vote these shares.

Q:	How do proxies work?

A:	The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You also may vote for, against or abstain from voting on proposals 2-4. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of management’s proposals 2-4.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me? What is a broker non-vote?

A:	If you hold your shares in street name, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. Your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”

Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), your broker has discretionary voting authority to vote your shares on the ratification of Ernst & Young LLP. However, your broker does not have discretionary authority to vote on the election of directors, the compensation of our named executive officers or the approval of the Performance Goals contained in the Plan, in which case a broker non-vote will occur and your shares will not be voted on this matter.

Q:	What are the quorum requirements for the meeting?

A:	The presence of holders having a majority of the outstanding shares constitutes a quorum. The shares may be presented in person or presented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, directors are elected by a plurality of the votes cast at a meeting where a quorum is present. This means that the director candidates that receive the most votes will be elected to fill the available seats on our Board of Directors.

The proposals to approve on an advisory basis, the compensation of our named executive officers, the Performance Goals contained in the Plan and to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

Q:	What do I need to do now to vote at the meeting?

A:	Shareholders of record may vote their shares in any of four ways:

•

Submit a Proxy by Internet: The website for internet proxy voting is on your proxy card. Internet proxy voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 22, 2014;

•

Submit a Proxy by Telephone: Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 22, 2014;

•	Submit a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided; or

•

Voting in Person: If you were registered as a shareholder on our books on March 25, 2014 or if you have a letter from your broker granting you a proxy and identifying you as a beneficial owner of our shares as of that date, you may vote in person by attending the Annual Meeting.

If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker. Even if you intend to attend the Annual Meeting, we encourage you to vote by proxy.

Q:	What happens if I abstain?

A:	Abstentions are counted as present at the meeting for purposes of determining whether there is a quorum but are not counted as votes cast.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the meeting by:

•	delivering to Computershare Investor Services, or Computershare, a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the internet; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to HSN, Inc. c/o Computershare Investor Services, at P.O. Box 43006, Providence, RI 02940-3006, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling Computershare, Shareholder Service at 1-800-522-6645 (toll-free).

Q:	Will anyone contact me regarding this vote?

A:	You may be contacted by a representative of Georgeson, Inc., as we have retained them to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person, but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?

A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement will be borne by HSNi.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	Eligible shareholders may submit proposals for consideration at future annual shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the proxy materials for our 2015 Annual Meeting of shareholders, proposals must be received by our Corporate Secretary no later than 5:00 p.m., Eastern Time, on December 11, 2014 and must comply with the provisions of Rule 14a-8 of the Exchange Act.

Eligible shareholders who intend to present a proposal at the 2015 Annual Meeting of shareholders without inclusion of the proposal in the proxy materials must provide notice no earlier than January 25, 2015 and no later than 5:00 p.m., Eastern Time, February 24, 2015 and must comply with the provisions of our By-Laws. We advise you to review our By-Laws, which contain these and other requirements with respect to advance notice of shareholder proposals and director nominations, including certain information that must be included concerning the shareholder making the proposal, each nominee and the proposal itself. Our By-Laws were filed as an exhibit to our Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, on February 14, 2014. Our public filings can be viewed by visiting our investor relations website at http://www.hsni.com/. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at our principal executive office at 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

Proposal 1 is the election of ten nominees to the Board of Directors. In accordance with our By-Laws, the Board has fixed the number of directors constituting the entire Board of Directors at ten. The Governance and Nominating Committee, or Governance Committee, has evaluated individual board members, the committees and the Board of Directors as a whole. The evaluation sought to ascertain, among other things, whether the Board and its committees were functioning effectively and whether the directors had the necessary skills, background and experiences to meet the Company’s evolving needs. Based on this evaluation, the Governance Committee has recommended that the directors described below be nominated for election. If elected, each will hold office until the next succeeding Annual Meeting of shareholders or until such director’s successor has been duly elected and qualified. Information concerning all director nominees appears below.

Each of the nominees has consented to being named as a nominee and has indicated his or her intention to serve, if elected. If any nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

Our directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote. In accordance with our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly offer his or her resignation to the Board. The Governance Committee shall consider the resignation offer and make a recommendation to the Board. In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall consider a number of factors to determine what is in the best interests of the Company and its shareholders. Following the Board’s decision, we will promptly disclose publicly such decision, together with a description of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from shareholders will be voted FOR the election of the director nominees identified below.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of its nominees for director named below.

Information Regarding Director Nominees

The information provided below about each nominee is as of the date of this proxy statement. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the names of all other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. The information also includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Governance Committee to conclude that he or she should serve as a director of the Company for the ensuing term.

William Costello, 67, has served as a member of the Board of Directors since August 2008. Until his retirement in March 2007, Mr. Costello served in a number of executive positions with QVC, Inc. He joined QVC as its Chief Financial Officer in November 1989, became President of QVC International in July 2001 and Chief Operating Officer in May 2002. Prior to joining QVC, Mr. Costello served as Chief Financial Officer, then

Chief Operating Officer and a member of the board of directors of Best Products, a catalog showroom retailer. Prior to joining Best Products, Mr. Costello was a partner at KPMG LLP. Mr. Costello was nominated as a director of HSNi by Liberty Interactive Corporation, our largest shareholder. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”

Mr. Costello’s executive positions with QVC have given him important insight into the area of electronic retailing and his experience with Best Products has given him valuable insight into the catalog business. Mr. Costello’s professional experiences as well as his financial acumen enable him to provide significant contributions to the Board of Directors, particularly in the areas of operations and finance. Mr. Costello’s professional experiences also enable him to qualify as an “audit committee financial expert” as defined by the SEC.

James M. Follo, 54, has served as a member of the Board of Directors since August 2008. Since January 2007, Mr. Follo has served as Senior Vice President and Chief Financial Officer of The New York Times Company, a diversified media company that includes newspapers and internet businesses. From July 1998 through March 2006, Mr. Follo served in various senior financial management positions at Martha Stewart Living Omnimedia, Inc., an integrated media and merchandising company, most recently as Chief Financial and Administrative Officer. Mr. Follo is a certified public accountant.

As the Chief Financial Officer of The New York Times, Mr. Follo’s responsibilities include all treasury, financial reporting, financial management, investor relations, taxes and internal audit oversight. Mr. Follo’s professional experiences enable him to qualify as an “audit committee financial expert” as defined by the SEC. Mr. Follo also has experience in such industries as print media, digital media, television, licensing and product design, catalog and e-commerce, all industries in which HSNi also operates. As a result of Mr. Follo’s extensive business and financial experience, he is able to provide valuable business, financial and risk management advice. Mr. Follo’s specific experiences and leadership skills make him a valuable asset to our Board.

Mindy Grossman, 56, has served as a member of our Board of Directors and Chief Executive Officer since August 2008. Commencing in April 2006 and through August 2008, Ms. Grossman served as Chief Executive Officer of IAC Retailing, which consisted of HSN, Cornerstone Brands and two other IAC e-commerce businesses. Ms. Grossman joined IAC from Nike, Inc., the largest seller of athletic footwear and apparel in the world, where she served as Vice President and head of the company’s global apparel business from October 2000 to March 2006. From October 1995 to October 2000, Ms. Grossman was President and CEO at Polo Jeans Company, then a licensee of Polo Ralph Lauren Corporation, and from October 1994 to October 1995, Vice President of New Business Development at Polo Ralph Lauren Corporation, a global leader in the design, marketing and distribution of premium lifestyle products. From September 1991 to October 1994, Ms. Grossman was President of the Chaps Ralph Lauren division of Warnaco’s Menswear and Executive Vice President of Warnaco Menswear division. From June 1987 to September 1991, Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger, a global apparel and retail company. Ms. Grossman serves on the board of directors of Bloomin’ Brands, Inc., a holding company with a portfolio of restaurant concepts, as well as on the boards of the National Retail Federation and the U.S. Fund for UNICEF, and serves as the Chairman of the board of directors of the NRF Foundation, the non-profit arm of the National Retail Federation.

Ms. Grossman is a 35-year veteran of the apparel and retail industries and is well-known for brand strategy and business development. She gained significant experience building businesses at Nike, Polo Jeans, Ralph Lauren and Tommy Hilfiger and, since becoming CEO of HSNi in 2006, has used this experience to help transform and relaunch HSN and to develop and expand the brand and product portfolio. Ms. Grossman brings to the Board extensive leadership, business and management experience, including specific experience in brand development. Ms. Grossman’s service as a director and CEO establishes a critical link between the Board and the senior leaders at HSNi, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.

Stephanie Kugelman, 66, has served as a member of our Board of Directors since August 2008. Ms. Kugelman currently serves as a principal of A.S.O., A Second Opinion, a brand consultancy firm that she founded in 2007. Prior to that, for 36 years and until her retirement in 2007, Ms. Kugelman was employed by Young & Rubicam, a marketing and communications company specializing in advertising, public relations, direct marketing and brand identity consulting. During her tenure at Young & Rubicam, Ms. Kugelman served in increasingly senior roles, most recently as Vice Chairman and Chief Strategic Officer from June 2001 to March 2007 and as Chairman and Chief Executive Officer of Young & Rubicam’s New York office from May 1999 to May 2001. Ms. Kugelman continues to serve as a Vice Chairman Emeritus at Young & Rubicam. She is also a member of the board of directors of Whole Foods Market, Inc., the world’s largest retailer of natural and organic foods, as well as Safe Horizon, a support and advocacy agency for victims of sexual and domestic violence, crime or trafficking.

Ms. Kugelman has significant experience with research, strategy, branding and management through her many years with Young & Rubicam. Through her consulting firm, Ms. Kugelman also specializes in consulting on strategy and marketing. Ms. Kugelman brings significant insight on strategic matters such as brand development, management and marketing. Through her professional and personal experiences, Ms. Kugelman is able to identify with our core customers and provide tremendous insight into the buying trends of those core customers.

Arthur C. Martinez, 74, has served as the Chairman of the Board since August 2008. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears Roebuck and Co., positions he held since 1995. From 1992 to 1995, he was Chairman and Chief Executive Officer of the former Sears Merchandise Group, the fourth largest broadline retailer with approximately 3,900 retail stores. From 1990 to 1992, Mr. Martinez served as Vice Chairman and a director of Saks Fifth Avenue, a fashion retail organization. Mr. Martinez is currently a member of the boards of directors of Abercrombie & Fitch Co., American International Group, Inc., and International Flavors & Fragrances Inc. Mr. Martinez will not stand for re-election on the boards of Kate Spade and Company (formerly Fifth & Pacific Companies, Inc.) and IAC/InterActiveCorp., or IAC. Mr. Martinez also previously served on the board of directors of PepsiCo, Inc. In addition, Mr. Martinez serves as a Trustee of Greenwich Hospital, Northwestern University, the Chicago Symphony Orchestra and Maine Coast Heritage Trust.

Mr. Martinez’s significant experience working in the retail industry and advising and counseling members of senior management has made him a valuable resource to our executive officers. As a result of his significant professional experience in the retail environment, Mr. Martinez is very familiar with issues related to strategy, finance and operations faced by HSNi. Mr. Martinez’s service on the boards of several leading public companies enables him to provide critical corporate governance and compliance insights as well as ensure that our Board meetings are efficiently and effectively run.

Thomas J. McInerney, 49, has served as a member of the Board of Directors since August 2008. Mr. McInerney is currently a private investor. From January 2003 through March 2012, Mr. McInerney held positions of increasing responsibilities with IAC, our former parent company and a leading internet company. From January 2005 through March 2012, Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC and, from January 2003 through December 2005, Mr. McInerney served as Chief Executive Officer of the retailing division of IAC (which included HSN and Cornerstone). Beginning in May 1999 and through January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster and its predecessor company, Ticketmaster Online-Citysearch, Inc., a leading live entertainment ticketing and marketing company. Mr. McInerney also serves on the board of directors of Interval Leisure Group, Inc. and Yahoo! Inc.

Mr. McInerney served as a senior executive officer of our former parent company for over eight years and he served as Chief Executive Officer of HSNi’s predecessor company for three years. As a result, Mr. McInerney has specific knowledge of our business model and operations. Mr. McInerney’s experience with technology companies enables him to provide valuable insight as we continue to expand our business model on to different platforms. The Board has been able to leverage Mr. McInerney’s significant knowledge of financial matters as well as specific knowledge of HSNi historical matters. Mr. McInerney’s experience with financial reporting, financial management and audit oversight enable him to qualify as an “audit committee financial expert” as defined by the SEC and make him a valuable asset to our Audit Committee.

John B. (Jay) Morse, Jr., 67, has served as a member of the Board of Directors since December 2008. From November 1989 and until his retirement in December 2008, Mr. Morse served as Senior Vice President—Finance and Chief Financial Officer of The Washington Post Company, a diversified education and media company. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Mr. Morse is currently a member of the board of directors of Host Hotels & Resorts Inc. (formerly Host Marriott Corporation) and AES Corporation. Mr. Morse also served as a Trustee and President of the College Foundation of the University of Virginia and is a former member of the Financial Accounting Standards Advisory Council (FASAC), an advisory group to the Financial Accounting Standards Board.

Mr. Morse brings substantial executive experience to our Board, specifically in the areas of finance, board oversight and investments. In his former positions, Mr. Morse was responsible for preparation of financial statements and SEC filings as well as treasury, tax, audit and risk management and has a deep understanding of accounting principles and financial reporting rules and regulations. Mr. Morse’s experiences enable him to qualify as an “audit committee financial expert.” He has significant financial knowledge as demonstrated by his work history, his current service on the audit committees of Host Hotels & Resorts, Inc. and AES Corporation and his involvement with the FASAC. Mr. Morse’s experience with companies operating in different industries enables him to provide broad perspectives.

Matthew E. Rubel, 56, has served as a member of the Board of Directors since September 2013. Mr. Rubel currently serves as a Senior Advisor with TPG Capital, a leading global private investment firm with over $50 billion of capital under management. Until 2011, Mr. Rubel was the Chairman, President and Chief Executive Officer of Collective Brands, a leading retailer and marketer of lifestyle, fashion and performance brands. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Mr. Rubel’s extensive merchandising and retailing background includes serving as Chairman, President and CEO of Cole Haan from 1999 to 2005. Prior to that, Mr. Rubel served as Executive Vice President of J. Crew Group and CEO of Popular Club Plan. Mr. Rubel has led a number of other top brands, including as President and Chief Executive Officer of Pepe Jeans, USA, as well as managing Revlon Inc.‘s prestige cosmetic brands as President of the Specialty Store Division. Mr. Rubel also served as Executive Vice President of Murjani International Ltd., where he was in charge of the Tommy Hilfiger businesses. Mr. Rubel is a member of the board of directors of SUPERVALU Inc. and serves as Chairman of its Leadership Development and Compensation Committee. Mr. Rubel is also a director and serves as Chairman of the Governance Committee for Hudson’s Bay Company. Mr. Rubel previously served as Chairman and a director at Collective Brands, Inc. As a White House appointee, Mr. Rubel serves on the United States Trade Representative (USTR) Advisory Committee for Trade Policy and Negotiations.

Mr. Rubel’s significant retail, business and finance experience makes him a valuable addition to our Board. In addition, Mr. Rubel’s professional experiences enable him to qualify as an “audit committee financial expert” as defined by the SEC.

Ann Sarnoff, 52, has served as a member of the Board of Directors since December 2012. Ms. Sarnoff currently serves as the Chief Operating Officer of BBC Worldwide North America, a broadcasting company that delivers high-quality, innovative and intelligent programming. Ms. Sarnoff is responsible for the company’s North American businesses and has held this role since 2010. From 2006 until joining the BBC in 2010,

Ms. Sarnoff was President of Dow Jones Ventures and Senior Vice President of Strategy for Dow Jones & Company, Inc. Previously, Ms. Sarnoff served for two years as Chief Operating Officer of the Women’s National Basketball Association and spent ten years at Viacom Inc. where she ultimately became Chief Operating Officer for VH1 and Country Music Television. Ms. Sarnoff is currently a member of the executive advisory board of the McDonough School of Business at Georgetown and is a member of the boards of Women’s Forum of New York and the Harvard Business School Women’s Association of New York. Ms. Sarnoff earned a Bachelor of Science degree from Georgetown University and a Masters in Business Administration from Harvard Business School. She was named one of the Most Powerful Women in Cable by CableFAX Magazine.

Ms. Sarnoff’s expertise in developing and growing businesses and brands, in addition to her proven success as a highly accomplished leader, make her a valuable addition to our Board. With over 20 years of extensive business experience in television and digital media and entertainment, Ms. Sarnoff is able to provide valuable insight to management and the Board.

Courtnee Ulrich, 39, has served as a member of the Board of Directors since May 2013. Ms. Ulrich is Vice President of Investor Relations for Liberty Interactive Corporation and Liberty Media Corporation having joined Liberty Media in 2008. Prior to joining Liberty Media, Ms. Ulrich held executive level positions at Level 3 and New Global Telecom, or NGT, where she served as Chief Financial Officer. Prior to NGT, Ms. Ulrich received extensive transaction experience in mergers and acquisitions and the financial markets at FirstWorld Communications and at J.P. Morgan. Ms. Ulrich currently serves on the board of directors for Planned Parenthood of the Rocky Mountains. Ms. Ulrich was nominated as a director of HSNi by Liberty Interactive Corporation. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”

Ms. Ulrich’s broad based experience in a number of industries including electronic retailing, technology, direct-to-consumer markets, telecommunications and media as well deep expertise in investor and public relations makes her an asset to the Board and management as we continue to focus on utilizing technology, social networks and mobility to redefine shopping.

Assuming election of all nominees above, below is a list of persons who will constitute our Board of Directors following the meeting, including their committee assignments. Additional information regarding the roles and responsibilities of each of the different committees is provided in the section entitled “Corporate Governance.”

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Governance and Nominating Committee
William Costello*	X	—	—	—
James M. Follo*	X	Chair	—	—
Mindy Grossman	—	—	X	—
Stephanie Kugelman*	—	X	—	—
Arthur C. Martinez*+	—	—	X	Chair
Thomas J. McInerney*	X	—	X	X
John B. (Jay) Morse, Jr.*	Chair	X	—	—
Matthew E. Rubel*	X	—	—	—
Ann Sarnoff*	—	X	—	X
Courtnee Ulrich	—	—	—	—

*	Independent Director
+	Chairman of the Board

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal and Required Vote

Proposal 2 is to approve the compensation of our named executive officers, or NEOs, disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and narrative discussion. These are described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.” This proposal, commonly known as a “say on pay” proposal, is in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Reform Act, which requires companies such as HSNi to include an advisory vote on executive compensation at certain shareholder meetings held on or after January 21, 2011.

The advisory vote is non-binding, meaning that our Board will not be obligated to take any compensation actions or adjust our executive compensation in response to the vote. The proposal gives shareholders the opportunity to endorse or not endorse our fiscal 2013 executive compensation, including philosophy, programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, the Compensation and Human Resources Committee, or the Compensation Committee, and the Board will review the results of the vote. To the extent there is a significant vote against the compensation of our NEOs, we would expect to communicate with our shareholders to better understand the concerns that influenced that vote. The Board and Compensation Committee would consider constructive feedback obtained through this process in making future determinations concerning our executive compensation. Based on our shareholders’ approval of a triennial, or three year, vote on executive compensation, the next advisory vote on our NEOs compensation will be held in 2017.

The Board of Directors unanimously recommends that the shareholders vote FOR the approval, on an advisory basis, of the compensation of our NEOs as described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

Information Regarding Executive Compensation

As described in the Executive Compensation and the Compensation and Discussion Analysis sections included in this proxy statement, the Compensation Committee has developed an executive compensation program and related practices, policies and procedures, designed to attract and retain talent critical to our long-term success, reward performance and align the interests of our NEOs with the interests of our shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is directly related to performance factors that measure our progress against the goals of our operating plan. We believe that our executive compensation program is strongly aligned with the interests of our shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement, which discuss and describe how our compensation policies and procedures implement our compensation philosophy. Management of the Company and the Compensation Committee believe that the compensation program is instrumental in helping HSNi achieve strong financial performance.

PROPOSAL 3—APPROVAL OF THE PERFORMANCE GOALS UNDER THE SECOND AMENDED AND RESTATED 2008 STOCK AND ANNUAL INCENTIVE PLAN

Proposal and Required Vote

We are asking for your approval of the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan, or the Plan. While the Plan itself does not require approval by shareholders, the approval of the Plan, including the performance criteria described in the Plan, would give the Company the benefit of a U.S. income tax deduction under Section 162(m) of the Code for certain covered employees. This proposal does not involve an increase in the number of shares of our common stock that may be issued under the Plan or extend the plan beyond its current expiration date.

Section 162(m) of the Code limits the deductibility of compensation of “covered employees” to $1 million per year unless the compensation qualifies as “performance-based.” Incentive compensation can be deductible if four conditions set forth by the Internal Revenue Service are met. These conditions are:

•	the compensation is payable on the attainment of one or more pre-established, objective performance criteria;

•	the performance criteria are established by a committee that is comprised solely of two or more outside directors;

•	the material terms of the compensation and performance criteria are disclosed to and approved by shareholders before payment; and

•	the committee that established the performance criteria certifies that the performance criteria have been satisfied before payment.

We are requesting shareholders approval in order to meet the third requirement listed above. To continue to qualify for this exception, our shareholders must approve the material terms of the performance goals provided for in the Plan.

Our Board of Directors recommends that shareholders vote FOR this proposal in order to enable us to qualify compensation provided under the Plan in connection with cash and equity linked awards as performance-based for Section 162(m) purposes. If our shareholders do not approve the performance goals as proposed, the Plan will continue in effect in the form in which it currently exists. In that event, the Compensation Committee would consider the resulting limitation on the deductibility of awards to covered employees in structuring future awards to those employees, but may approve cash and equity linked awards for which some of the potential deduction is lost if the Compensation Committee considers such action to be in the best interest of our Company and shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast.

The Board of Directors unanimously recommends a vote FOR approval of the Performance Goals under the Seconded Amended and Restated 2008 Stock and Annual Incentive Plan.

A summary of the Plan’s primary features is contained below, but the summary is qualified in its entirety by the complete text of the Plan, which is attached to this proxy statement as Appendix A. Any capitalized terms used but not defined in this summary have the meaning contained in the Plan.

Summary of Plan

The purpose of the Plan is to assist management in attracting, retaining and motivating officers and employees, and to enable management to provide incentives more directly linked to the profitability of our business and increases in shareholder value. Awards under the Plan are designed to motivate our employees to focus on long-term performance through cash or equity awards and reinforce accountability by linking a portion of executive compensation to our long-term performance goals.

Administration

The Plan is administered by the Compensation Committee or such other committee of the Board as the Board of Directors may from time to time designate. Among other things, the committee will have the authority to select individuals to whom awards may be granted, to determine the type of award, the dollar amount or number of shares of common stock to be covered by each award, to establish the performance goals upon which bonuses are paid and awards are made under the Plan, to determine the terms and conditions of any such awards, and to determine whether or the extent to which, if any, that the performance goals have been achieved.

Performance Goals

The Plan allows the Compensation Committee to establish the performance goals in connection with the grant of restricted stock, RSUs, bonus awards or other stock-based awards. The performance goals upon which the payment or vesting of an award to a covered employee that is intended to qualify as “performance-based compensation” depends shall relate to one or more of the following performance measures: (i) specified levels of earnings per share from continuing operations; adjusted earnings per share; net profit after tax; adjusted net income; earnings before interest, taxes, depreciation and amortization, or EBITDA; adjusted EBITDA; earnings before interest, taxes and amortization, or EBITA; adjusted EBITA; gross profit; cash generation; unit volume; market share; sales; asset quality; earnings per share; operating income; revenues; return on assets; return on operating assets; return on equity; profits; total stockholder return (measured in terms of stock price appreciation and/or dividend growth); cost saving levels; marketing-spending efficiency; core non-interest income; change in working capital; return on capital; and/or stock price; with respect to the Company or any subsidiary, affiliate, division or department and (ii) such Performance Goals shall be set by the Compensation Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

Eligibility

Persons who serve or agree to serve as officers, employees, non-employee directors or consultants of HSNi and its subsidiaries and affiliates will be eligible to receive awards under the Plan. As of February 12, 2014, 352 persons (including all named executive officers and our Board members) are eligible to participate in the Plan. In addition individuals who hold outstanding Adjusted Awards participate in the Plan.

Shares Subject to the Plan

The Plan authorizes the issuance of up to 8,000,000 shares of our common stock pursuant to new awards under the Plan, plus shares granted pursuant to the assumption of outstanding Adjusted Awards under the IAC Plan. No single participant may be granted awards covering in excess of 3,333,333 shares of our common stock over the life of the Plan.

The shares of our common stock subject to grant under the Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Board of Directors. Other than Adjusted Awards, to the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to such awards not delivered as a result thereof will again be available for awards under the Plan. To the extent any Adjusted Award is forfeited, terminates, expires or lapses without being exercised or is settled for cash, the shares of common stock subject to such award not delivered as a result, do not become available for awards under the Plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the Plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the Plan.

The Plan provides that in the event of certain extraordinary corporate transactions (such as a merger, consolidation, liquidation or other similar events), the Compensation Committee or the Board of Directors may make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in the Plan, (iii) the number and kind of shares or other securities subject to outstanding awards; and (iv) the exercise price of outstanding options and Stock Appreciation Rights, or SARs. Notwithstanding the foregoing, the Plan also provides that the Board of Directors may not decrease the exercise price for other than extraordinary events, as defined in Section 3(d) of the Plan, except upon approval of our shareholders.

Types of Awards

Several types of stock grants can be made under the Plan. A summary of these types of grants is set forth below.

Stock Options and Stock Appreciation Rights

Stock options granted under the Plan may either be incentive stock options or nonqualified stock options. SARs granted under the Plan may either be granted alone or in tandem with a stock option. SARs may be settled in cash or stock, at the discretion of the Board or the Compensation Committee, although only stock-settled SARs have been issued to date. Holders of stock-settled SARs will only receive shares with a value equal to the spread between the current market price per share of common stock and the exercise price. The exercise price of options and SARs cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. Optionees may pay the exercise price in cash or, if approved by the committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and SARs will be as determined by the committee, but options and SARs may not have a term longer than ten years from the date of grant. The committee will determine the vesting and exercise schedule of options and SARs, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and SARs terminate upon the cessation of employment, and vested options and SARs will remain exercisable for one year after the award holder’s death, disability or retirement, and 90 days after the award holder’s termination for any other reason. Vested options and SARs will also terminate upon the optionee’s termination for cause (as defined in the Plan). Stock options and SARs are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or SARs, as otherwise expressly permitted by the committee including, if so permitted, pursuant to a transfer to the participant’s family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock and Restricted Stock Units

RSUs are awards in the form of phantom shares or units that are denominated in a hypothetical equivalent number of shares of our common stock. At the time of grant, HSNi determines if the RSUs will be settled in cash, stock or both. The value to the holder of the RSU is based upon the market value of our stock when the RSUs vest. Restricted stock may be granted with such restriction periods as the committee may designate. The committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. The committee may grant RSUs payable in cash or shares of common stock. The terms and conditions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the committee may require that the stock certificates evidencing restricted shares be held by HSNi. RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered, and are generally forfeited upon termination of employment, unless otherwise provided by the committee. Other than such restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a shareholder with respect to the restricted stock award.

Other Stock-Based Awards

Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Plan.

Bonus Awards

Bonus awards granted to eligible employees of HSNi and its subsidiaries and affiliates under the Plan will be based upon the attainment of the performance goals established by the committee for the Performance Period it may establish. Bonus awards earned by any individual will be limited to $10 million for any Performance Period. Bonus awards will be paid in cash or, at the discretion of HSNi, in HSNi common stock, as soon as practicable following the end of the Performance Period. The committee may reduce or eliminate a participant’s bonus award in any year notwithstanding the achievement of performance goals.

Change of Control

In the event of a Change of Control (as defined in the Plan), the committee has discretion to determine the treatment of awards granted under the Plan, including providing for the acceleration of such awards upon the occurrence of the Change of Control and/or upon a qualifying termination of employment (e.g, without cause or for good reason) following the Change of Control.

No Repricing

In no event may any option or SAR granted under the Plan be amended, other than in the event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such option or SAR, unless such amendment, cancellation, or action is approved by our shareholders.

Withholding for Payment of Taxes

The Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval and to the terms of the Plan, a participant may settle such a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any such taxes from any payment otherwise due to a participant.

Amendment and Discontinuance

The Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a SAR, restricted stock award, RSU award or bonus award previously granted without the optionee’s or recipient’s consent. Amendments to the Plan will require shareholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

With respect to nonqualified stock options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of disposition. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); RSUs, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that certain compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (i) the award is granted by a compensation committee composed solely of two or more “outside directors,” (ii) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (iii) the plan is approved by the shareholders, and (iv) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

The Plan is designed to meet the requirements of Section 162(m); however, full value awards granted under the Plan will only be treated as qualified performance-based compensation under Section 162(m) if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible by us.

Plan Benefits

The actual amount of awards that may be payable to participants under the Plan in future years cannot currently be determined. The following table highlights the plan benefits that were provided or allocated to each of the following individuals for the 2014 (pre 2014 salary adjustments) fiscal year under the Plan, except for the Non-Executive Director Group which is based on 2013 totals:

SECOND AMENDED AND RESTATED 2008 STOCK AND ANNUAL INCENTIVE PLAN

Name and Position	Annual and Long Term Cash Incentives ($)(1)	SARs and Options (Number)	RSUs share awards (Number)
Mindy Grossman Chief Executive Officer	3,480,000	110,745	15,312
Judy A. Schmeling Chief Operating Officer and Chief Financial Officer	861,000	22,149	3,063
William C. Brand Chief Marketing and Business Development Officer	645,750	16,612	2,297
Lisa A. Letizio Chief Human Resources Officer	406,000	10,706	1,481
Gregory J. Henchel Chief Legal Officer and Secretary	405,000	10,679	1,477
Executive Group	5,797,750	170,891	23,630
Non-Executive Director Group (2)	-0-	-0-	18,946
Non-Executive Officer Employee Group	17,203,258	233,250	133,579

(1)	Assumes payout at Target

(2)	Based on 2013 awards

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

Proposal 4 is to ratify the appointment of our independent registered certified public accounting firm. Our Audit Committee has appointed Ernst & Young LLP, or EY, as our independent registered certified public accounting firm for the fiscal year ending December 31, 2014. EY has served as our independent registered certified public accounting firm since 2008. A representative of EY is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Our By-Laws do not require that the shareholders ratify the appointment of EY; however, we are submitting the appointment of EY to the shareholders for ratification as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of HSNi and our shareholders.

The ratification of the appointment of EY as our independent registered certified public accounting firm for 2014 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2014.

Fees Paid to Our Independent Registered Certified Public Accounting Firm

The following table describes the fees for all professional services rendered by EY for the audit of our financial statements for 2012 and 2013 and for other services rendered by EY:

	2012	2013
Audit Fees (1)	$1,527,337	$1,504,583
Audit Related Fees (2)	121,418	—
Tax Fees (3)	124,047	89,609
All Other Fees	—	—

Total Fees	$1,772,802	$1,594,192

(1)	Audit Fees represent fees associated with the annual audit of our consolidated financial statements and the effectiveness of internal control over financial reporting. Audit Fees also represent fees associated with the review of our interim consolidated financial statements included in our periodic reports and other services related to SEC reporting.

(2)	Audit Related Fees represent fees for due diligence services related to mergers and acquisitions.

(3)	Tax Fees represent fees for corporate and subsidiary tax consulting.

Audit and Non-Audit Services Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation of and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee determines the scope of the independent auditor’s engagement and approves the fees and other compensation to be paid. On an annual basis, the Audit Committee reviews and discusses with the independent auditor all significant relationships the firm has with HSNi to determine the auditor’s independence.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, in accordance with guidelines established by the Audit Committee, performed by our independent registered certified public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee on the services provided by the independent registered certified public accounting firm and the fees for the services performed to date. All services performed by EY during fiscal years 2012 and 2013 were approved in accordance with this policy.

CORPORATE GOVERNANCE

Generally

Our Board of Directors is elected by the shareholders to oversee management in the conduct of HSNi’s business and to assure that the long-term interests of our shareholders are being served. The Board holds regularly scheduled meetings at least quarterly and as otherwise needed to consider corporate decisions requiring its attention and action. The Board has four standing committees: the Audit Committee, the Compensation and Human Resources Committee (also referred to as the Compensation Committee), the Governance and Nominating Committee (also referred to as the Governance Committee), and the Executive Committee. With the exception of the Executive Committee, each of the committees operates under a written charter which may be found on our corporate website at www.hsni.com. The principal responsibilities of these committees are described below under “The Board of Directors and Committees.”

Code of Ethics and Corporate Governance Guidelines

The Board of Directors adopted a Code of Business Conduct and Ethics which is applicable to all employees of HSNi, including our named executive officers, or NEOs, and directors. The code reflects our commitment to the conduct of our business affairs in accordance with not only the requirements of the law but also standards for ethical conduct that will maintain and foster our reputation for honest and straightforward business dealings.

The Board also adopted Corporate Governance Guidelines to provide a flexible framework for the effective functioning of the Board of Directors. HSNi’s corporate governance practices are designed to align the interests of the Board and management with those of HSNi’s shareholders and to promote honesty and integrity throughout the Company. The guidelines address, among other things, the composition and functions of the Board of Directors, qualifications of Board and committee members, stock ownership guidelines for our directors and NEOs and the process for the selection of new directors.

HSNi is committed to good corporate governance, starting with the Board and extending to management and all employees. As a result, these documents are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.

These documents, as well as other documents relating to corporate governance at HSNi, are available in the corporate governance section of our website at www.hsni.com. You may also obtain copies of these materials, free of charge, by sending a written request to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, FL 33729, Attn: Corporate Secretary.

Director Qualifications

The Board seeks members from diverse personal and professional backgrounds who combine a broad spectrum of experience and expertise to facilitate Board deliberations that reflect a broad range of perspectives. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, we broadly construe diversity to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. We also expect our directors to stay informed about issues that are relevant to the Company.

The Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. The Governance Committee believes that each of our directors has the qualities and skills necessary to effectively serve the Board of Directors. In addition, each of our directors has certain specific experience, qualities, attributes and/or skills that make him or her uniquely qualified to serve as a director of HSNi.

Director Nominations Process

Directors may be nominated by the Board of Directors or by shareholders in accordance with our By-Laws. In order to fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee annually reviews the size and composition of the Board and its committees. In accordance with our Corporate Governance Guidelines, with respect to each nominee, the committee considers director qualifications (as described above), director independence, other directorships or significant activities, service on other boards and the results of the annual evaluations of the Board and its members.

The Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Governance Committee will evaluate a candidate’s qualifications and review all proposed nominees, including those proposed by shareholders. The Governance Committee may retain a third party to assist in the nomination process.

Eligible shareholders may nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an Annual Meeting of shareholders, nomination by a shareholder must be made by written notice delivered to the Corporate Secretary not less than 45 days nor more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for our last Annual Meeting. An eligible shareholder’s notice to the Corporate Secretary must be in writing and be delivered to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attn: Corporate Secretary, and must include:

•	the name and address of the shareholder as they appear on our books;

•	the class, series, and number of securities that are owned by the shareholder;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has the right to vote any shares;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director, if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A shareholder’s compliance with these procedures will not require HSNi to include information regarding a proposed nominee in HSNi’s proxy solicitation materials.

Pursuant to an agreement with Liberty Interactive Corporation (formerly known as Liberty Media Corporation, or “Liberty”), our largest shareholder, so long as Liberty beneficially owns securities representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”

Director Independence

It is the Board’s policy that a majority of the members of the Board shall be directors who are independent. Under applicable listing standards, the Board must determine the independence of its directors in light of their relationships with HSNi and applicable listing standards. To determine independence, the Board uses the NASDAQ rules and reviews information obtained from director questionnaires, our records and publicly available information. Following these determinations, management monitors transactions, relationships and arrangements that it has considered, as well as any new relationships, for developments that could affect its determinations.

The Board, upon the recommendation of the Governance Committee, has determined that each of Messrs. Costello, Follo, Martinez, McInerney, Morse, Rubel and Mmes. Kugelman and Sarnoff are independent. This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.

Board Leadership Structure

Our Corporate Governance Guidelines do not require that we separate the roles of Chairman of the Board and Chief Executive Officer, or CEO; however, we do currently separate these roles. The CEO is responsible for setting the strategic direction of HSNi and for the day-to-day operations of the Company. The Chairman is the Board’s principal liaison with management, with particular focus on corporate governance matters. Our Chairman maintains an effective working relationship with the CEO and senior management, provides ongoing guidance as to the Board’s needs, interests and opinions and sets the agenda for Board meetings and presides over such meetings. We believe the current structure provides strong leadership for our Board, while also positioning the CEO as the leader of the Company for our investors, employees and other stakeholders.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or a particular director may send such communication to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s). The Corporate Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit, internal controls, or similar issues that is not addressed to a specific Director, will be forwarded to the Chairman of the Audit Committee.

The Board of Directors and Committees

The Board

HSNi’s business is conducted by its employees, under the direction of the CEO and with oversight by the Board of Directors. Board members are elected by the shareholders to oversee management and to assure that the interests of the shareholders are being served. Both the Board and management recognize that the interests of the shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, customers, vendors, suppliers, government officials and the public at large. The Board believes the primary responsibilities of directors are to exercise their business judgment in good faith and to act in a manner they reasonably believe to be in the best interests of the Company and its shareholders. Directors must fulfill their responsibilities consistent with their fiduciary duties to shareholders and in compliance with all applicable rules and regulations.

In 2013, the Board met five times and acted by written consent four times. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which the director served. HSNi has no policy with respect to director attendance at Annual Meetings; however, Board members have historically attended the Annual Meetings of Shareholders in person.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements and internal control over financial reporting. The committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered certified public accounting firm, (4) the performance of our internal audit function and independent registered certified public accounting firm, and (5) our compliance with legal and regulatory requirements. The committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm.

The Audit Committee is responsible for oversight over the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the Company’s formal written policy. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters.

The Audit Committee must consist of no fewer than three members, all of whom must be independent in accordance with applicable listing standards and at least one member must be a “financial expert” as defined under SEC rules. In 2013, the Audit Committee consisted of Messrs. Costello, Follo, McInerney, Morse and Rubel, with Mr. Morse serving as Chairman of the committee. Each of the Audit Committee members is considered “independent” as defined in the NASDAQ rules and SEC rules and regulations applicable to audit committees. The Board of Directors determined that Messrs. Costello, Follo, McInerney, Morse and Rubel are all “audit committee financial experts,” as such term is defined in applicable SEC rules. In 2013, the Audit Committee met seven times.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee, or the Compensation Committee, exercises the powers of the Board of Directors pertaining to compensation and benefits, including incentive/bonus plans, stock compensation plans, retirement programs, insurance plans and salary matters relating to the compensation of the CEO and other executive officers. The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement.

The Compensation Committee must consist of no fewer than two members, all of whom must be independent in accordance with applicable listing standards. All members must qualify as “outside” directors within the meaning of Section 162(m) of the IRS Code and as “non-employee” directors within the meaning of Rule 16b-3 of the Securities Act of 1934. In 2013, the Compensation Committee consisted of Mmes. Kugelman and Sarnoff and Messrs. Follo and Morse, with Mr. Follo serving as Chairman of the committee. Each of the Compensation Committee members is considered “independent” as defined in the NASDAQ rules and qualifies as an “outside” director within the meaning of Section 162(m) of the IRS Code and “non-employee” director within the meaning of Rule 16b-3 of the Securities Act of 1934. In 2013, the Compensation Committee met seven times.

Governance and Nominating Committee

The Governance and Nominating Committee, or the Governance Committee, oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and makes recommendations to the Board with respect to director nominees and the membership of the Board committees.

The Governance and Nominating Committee also reviews and recommends to the Board compensation and benefits for non-employee directors. The committee annually evaluates our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The committee also reviews and assesses the channels through which the Board receives information and the quality and timeliness of that information.

Although the NASDAQ rules do not require that listed companies have a nominating/governance committee, they do require that all director nominees be selected or recommended for the board of directors’ selection either by a majority of independent directors or by a nominating committee composed solely of independent directors. As a result, our Governance and Nominating Committee is comprised solely of independent directors. In 2013, the Governance and Nominating Committee consisted of Messrs. Martinez, McInerney and Ms. Sarnoff, with Mr. Martinez serving as Chairman of the committee. Each of the Governance and Nominating Committee members is considered “independent” as defined in the NASDAQ rules. In 2013, the Governance and Nominating Committee met four times.

Executive Committee

The Executive Committee has all power and authority of our Board of Directors, except those powers specifically reserved to our Board of Directors by Delaware law or our organizational documents. The Executive Committee serves primarily as a means for addressing issues that may arise and require Board approval between regularly scheduled Board meetings.

In 2013, the Executive Committee consisted of Ms. Grossman and Messrs. Martinez and McInerney. During 2013, the committee did not meet and did not take any action.

Other Committees

In addition to its standing committees, our Board of Directors may from time to time establish other committees of our Board of Directors, consisting of one or more of its directors.

The Board’s Role in Risk Oversight

The Board of Directors is actively involved in the oversight of risks that could affect HSNi. This oversight is conducted in several different ways. The Board has allocated some areas of focus to its committees and has retained some areas of focus for itself. The Board has primary responsibility for overall enterprise risk management as well as oversight of the Company’s strategic, operational, legal and regulatory and reputational risks. Key enterprise risks are identified by management. Board meetings regularly include discussions, led by the CEO and CFO, that describe the most significant issues, including risks, affecting HSNi. In addition, management’s plans to mitigate, manage and monitor these risks are periodically presented to the Board, as are regular reports on the status of these efforts.

Our Audit Committee has primary responsibility for HSNi’s major financial risks and the steps management has taken to monitor and control such risks. The Compensation Committee is responsible for risks related to compensation matters and for periodically reviewing incentive compensation arrangements to confirm that the design of such pay does not encourage unnecessary or excessive risk taking. The Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes.

Ultimately, though, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks.

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between HSNi and any “related person” of HSNi must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of HSNi as any HSNi director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

In August 2008, our Board adopted a written Policy for the Review and Approval of Related-Person Transactions. The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed in which:

•	HSNi was or is to be a participant;

•	the amount involved exceeds $120,000; and

•

the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any other transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks not only to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of HSNi and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on HSNi, the related person or any HSNi partner;

•	whether the transaction can be effectively managed by HSNi despite the related person’s interest in it;

•	the purpose, and the potential benefits to HSNi, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.

Succession Planning

The Board recognizes the importance of effective executive leadership to HSNi’s success and views succession planning, for the CEO as well as certain other key executive officers, as one of its primary responsibilities. Pursuant to our Corporate Governance Guidelines, the full Board has primary responsibility for developing succession plans for the CEO and key executive officers.

Each year, we conduct an annual review process that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO and details on these succession plans, including potential successors for members of our executive team (including the CEO), are presented to the Board. In addition, the Board reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors, and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. The annual review is conducted in consultation with our Chief Human Resources Officer.

Director Compensation

General

The Governance Committee has primary responsibility for establishing director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our shareholders. When considering non-employee director compensation arrangements, our management will provide the Governance Committee with information regarding various types of non-employee director compensation arrangements and practices of selected peer companies.

In order to align the interests of our directors with those of our shareholders, a significant portion of the director fees are paid in the form of equity. Each non-employee director (other than Mr. Martinez who received $350,000 in equity) received an equity award, with a dollar value of $100,000 upon his or her initial election to the Board of Directors. Non-employee directors (other than the Chairman of the Board) receive an equity retainer of $100,000 at our Annual Meeting of Shareholders. The equity compensation is paid in the form of deferred stock units, or DSUs. The DSUs are payable in actual HSNi shares six months following termination of Board service. In addition, each non-employee member of our Board of Directors receives an annual cash retainer in the amount of $50,000, which is payable quarterly. Each member of the Audit Committee and Compensation Committee (including their respective chairs) receives an additional annual cash retainer in the amount of $10,000. Each member of the Governance Committee receives an additional annual cash retainer in the amount of $5,000. The chair of each of the Audit Committee and Compensation Committee receives an additional cash retainer in the amount of $20,000 and the chair of the Governance Committee receives an additional cash retainer in the amount of $15,000. HSNi does not compensate employees for service on the Board.

Mr. Martinez serves as Chairman of the Board. For his services as Chairman, Mr. Martinez is paid an annual retainer of $250,000 and an annual equity grant with a dollar value of $250,000. Mr. Martinez does not receive any additional compensation for his committee service.

Deferred Compensation Plan for Non-Employee Directors

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and committee cash compensation. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on the common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to serve as such, he or she will receive (i) with respect to share units, such number of shares of our common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or in up to five annual installments, as previously elected by the eligible director at the time of the related deferral election.

2013 Director Compensation

The following table sets forth information for the fiscal year ended December 31, 2013 regarding compensation of our non-employees directors:

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2) (3)	Total
William Costello	$—	$156,484	$156,484
James M. Follo	99,267	100,000	199,267
Stephanie Kugelman	60,000	100,000	160,000
Arthur C. Martinez	250,000	250,000	500,000
Thomas J. McInerney	63,242	100,000	163,242
John B. (Jay) Morse, Jr.	72,000	118,000	190,000
Matthew E. Rubel	16,304	100,000	116,304
Ann Sarnoff	63,242	100,000	163,242
Courtnee Ulrich	32,418	100,000	132,418

(1)	Includes fees with respect to which directors elected to defer and credit to a cash fund pursuant to our Deferred Compensation Plan for Non-Employee Directors, including accrued interest. Does not include fees with respect to which directors elected to defer and credit towards the purchase of share units.

(2)	Reflects the dollar amount for (i) the DSUs granted to the directors in 2013, and (ii) the share units credited to the journal-entry accounts of certain directors who elected to defer a portion of their 2013 fees towards the purchase of share units pursuant to our Deferred Compensation Plan for Non-Employee Directors.

(3)	For the year ended December 31, 2013, the non-employee directors described below were granted the aggregate number of DSUs and, in certain cases, share units issued in lieu of fees under our Deferred Compensation Plan for Non-Employee Directors:

Name	DSUs and Share Units Earned as Director Compensation(a)
William Costello	2,995
James M. Follo	1,824
Stephanie Kugelman	1,824
Arthur C. Martinez	4,560
Thomas J. McInerney	1,824
John B. (Jay) Morse, Jr.	2,195
Matthew E. Rubel	1,806
Ann Sarnoff	1,824
Courtnee Ulrich	1,824

(a)	Includes the impact of dividends paid on the DSUs through December 31, 2013 which were credited to the directors’ accounts as additional DSUs and share units and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

Report of the Audit Committee

Management is responsible for our internal controls and financial reporting process. Management is also responsible for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles and applicable rules and regulations. Ernst & Young LLP, HSNi’s independent registered certified public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and an independent audit of our internal control over financial reporting and issuing reports thereon.

The Audit Committee serves as the representative of the Board of Directors and is responsible for general oversight of HSNi’s financial accounting and reporting, systems of internal control over financial reporting and audit processes. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of our financial statements; (2) the effectiveness of HSNi’s internal control over financial reporting, (3) the qualifications and independence of HSNi’s independent registered certified public accounting firm, (4) the performance of HSNi’s internal audit department and independent registered certified public accounting firm; and (5) compliance by HSNi with legal and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered certified public accounting firm.

In this context, the Audit Committee met seven times in 2013 and has:

•	appointed EY, discussed with EY the overall scope and plans for the independent audit and pre-approved all audit and non-audit services to be performed by EY;

•

reviewed and discussed with management and EY the audited consolidated financial statements of HSNi for the fiscal year ended December 31, 2013 as well as HSNi’s quarterly financial statements and interim financial information contained in each quarterly earnings announcement prior to public release;

•

discussed with EY the matters required to be discussed in accordance with the PCAOB’s Auditing Standard No. 16, Communications with Audit Committees, and received all written disclosures, including the letter from EY required pursuant to Rule 3526 of the PCOAB “Communication with Audit Committees Concerning Independence”;

•

discussed with EY its independence from HSNi and HSNi’s management as well as considered whether the non-audit services provided by EY could impair its independence and concluded that such services would not;

•

reviewed and discussed with management and EY HSNi’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, together with the results of management’s assessment of the effectiveness of HSNi’s internal control over financial reporting and EY’s audit of internal control over financial reporting; and

•

regularly met separately with EY, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting process and controls, and the overall quality of our financial reporting.

In addition, among other things, the Audit Committee (1) reviewed all related party transactions in accordance with HSNi’s formal written policy; (2) reviewed compliance with the procedures established by HSNi for the receipt, retention and treatment of complaints received by HSNi regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters; (3) regularly discussed HSNi’s legal and regulatory environment, including specific legal and regulatory challenges; and (4) discussed with management HSNi’s major financial risks and the steps management has taken and will take to monitor and control such exposures.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations of its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee

recommended to the Board of Directors that the audited consolidated financial statements for HSN, Inc. for the fiscal year ended December 31, 2013 be included in our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC. The Annual Report on Form 10-K was filed with the SEC on February 20, 2014.

Members of the Audit Committee

John B. Morse, Jr. (Chairman)

William Costello

James M. Follo

Thomas J. McInerney

Matthew E. Rubel

Compensation Committee Interlocks Insider Participation

None of the members of the Compensation Committee is, or was during the last completed fiscal year, an employee or officer of HSNi or a former employee of HSNi, nor did any of them have any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, or the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or the Compensation Committee.

MANAGEMENT

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 25, 2014.

Name	Age	Position(s)
Mindy Grossman	56	Chief Executive Officer and Director
Judy A. Schmeling	54	Chief Operating and Chief Financial Officer
William C. Brand	48	Chief Marketing and Business Development Officer
Lisa A. Letizio	51	Chief Human Resources Officer
Gregory J. Henchel	46	Chief Legal Officer and Secretary

Mindy Grossman’s biography is set forth under the heading “Proposal 1—Election of Directors.”

Judy A. Schmeling has served as Chief Financial Officer of HSNi since August 2008 and as Chief Operating Officer since May 2013. Ms. Schmeling has held positions of increasing responsibility with HSN, one of HSNi’s two operating segments, since joining the Company in September 1994. From February 2002 through August 2008, she served as Executive Vice President and Chief Financial Officer of HSN, when it was IAC Retailing. From November 1999 to February 2002, Ms. Schmeling served as Senior Vice President, Finance; from January 2001 to February 2002, served as Chief Operating Officer of HSN’s international operations and from January 1998 to November 1999, as Vice President, Strategic Planning and Analysis. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm where she held various positions from 1982 to 1986. Ms. Schmeling also serves on the Board of Directors and as a member of the Audit Committee of Constellation Brands, Inc., a premium wine, beer and spirits company.

William C. Brand has served as Chief Marketing and Business Development Officer of HSNi since March 2013. Prior to that, since joining the Company in 2006, Mr. Brand has held positions of increasing responsibility with HSN, one of HSNi’s two operating segments. Most recently, Mr. Brand served as Executive Vice President of Programming, Marketing and Business Development for HSN. Prior to joining HSN, from 2001 to 2006, Mr. Brand served as Senior Vice President of Reality Programming for Lifetime. Previously, Mr. Brand was Vice President of Programming and Production at VH1 for five years. Mr. Brand is a member of the board of directors of The Fashion Group International, Inc. and the National Retail Federation Foundation.

Lisa A. Letizio has served as Chief Human Resources Officer of HSNi since August 2008. In this capacity, Ms. Letizio oversees the Human Resources team for all of HSNi, which includes both the HSN and the Cornerstone operating segments. From 1998 and until August 2008, Ms. Letizio served as Executive Vice President, Human Resources of HSN and Cornerstone (since its acquisition in 2005). Previously, Ms. Letizio spent six years as Vice President of Human Resources for the Timberland Company, a company listed on the New York Stock Exchange and recognized as a global leader in the design and marketing of premium-quality footwear, apparel and accessories with approximately 6,000 full and part-time employees worldwide. Ms. Letizio is the Chairperson of the Board of Big Brothers Big Sisters of Pinellas County, Florida, a member of the Board of Women Executive Leadership in Florida and Secretary and Board member of St. Petersburg Art Alliance. On March 3, 2014, Ms. Letizio gave notice of her retirement from HSN, Inc., effective June 1, 2014. Ms. Letizio will continue to serve as Chief Human Resource Officer through the effective date.

Gregory J. Henchel has served as Chief Legal Officer and Secretary of HSNi since February 2010. Prior to joining HSNi, Mr. Henchel was Senior Vice President and General Counsel of Tween Brands, Inc., a specialty retailer, from October 2005 to February 2010 and served as the company’s Secretary from August 2008 to February 2010. From May 1998 to October 2005, Mr. Henchel held positions of increasing responsibility with

Cardinal Health, Inc., a global medical device, pharmaceutical and healthcare technology company. From 2001 to 2005, Mr. Henchel served as Assistant General Counsel of Cardinal Health and from 1998 to 2001, Mr. Henchel served as Senior Litigation Counsel. Prior to his service at Cardinal Health, Mr. Henchel was an associate with the law firm of Jones Day from September 1993 to May 1998. Mr. Henchel also served on the Board of Directors of the Electronic Retailing Association from 2010 to 2013.

There is no family relationship between any of the directors or executive officers of HSNi.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material components of our executive compensation program as it relates to our named executive officers, or NEOs. Our NEOs, as determined as of December 31, 2013 under applicable SEC rules, are listed below.

Name	Positions
Mindy Grossman	Chief Executive Officer
Judy A. Schmeling	Chief Operating Officer and Chief Financial Officer
William C. Brand	Chief Marketing and Business Development Officer
Lisa A. Letizio	Chief Human Resources Officer
Gregory J. Henchel	Chief Legal Officer and Secretary

Executive Summary

•	The Compensation Committee consists solely of independent directors.

•

The Company has a pay for performance philosophy with over three quarters of the CEO’s target compensation being performance based and over half of the target compensation being performance based for the other NEOs.

•	Annual incentive compensation is structured so that payouts are tied to the achievement of financial targets and require year-over-year improvement in adjusted EBITDA for a payout.

•	The Company’s named executive officers are aligned with long-term shareholder interests through the granting of a substantial portion of compensation in equity with multi-year vesting.

•

Ms. Grossman is an exceptional leader who has high credibility with investors. Under her leadership, the Company achieved a Total Shareholder Return, or TSR of over 780%, significantly outpacing the S&P 500 Retail Index TSR of 297%, for the five year period ended December 31, 2013. In order to retain and continue to motivate her over the next five years, the Compensation Committee granted her a market share unit award, or MSU. The MSU award (i) requires the Company to achieve an EBITDA target for 2014, (ii) has a payout which is measured at the third and fifth year of the performance period, (iii) has threshold and maximum payout levels and (iv) is tied directly to her ability to increase shareholder value.

•	Each year, the Compensation Committee approves the compensation for the Company’s executive officers.

•	The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., is retained directly by the Committee and only performs services in support of the Committee.

•	The Compensation Committee considers shareholder feedback in designing executive compensation.

•

The Compensation Committee has reviewed the Company’s executive compensation program and does not believe that it creates risks that are reasonably likely to have a material adverse effect on the Company.

•	The Company’s named executive officers are subject to the Company’s stock ownership guidelines, supplemented with an anti-hedging restriction.

•	Equity and performance-based cash awards to executives are made under the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, or the Plan, which:

•	prohibits the repricing of any stock option or SAR without stockholder approval; and

•

does not contain an “evergreen” share reserve, meaning that the shares of stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.

Alignment of Performance and Compensation

Our compensation programs are designed to, among other things; align compensation with our business objectives and performance. The Compensation Committee sets the applicable performance goals for our short-term and long-term incentive programs at the beginning of the fiscal year using challenging but realizable targets. These targets are based upon the financial plan approved by our Board of Directors. Our goal setting process is based on historical operating trends and requires improvement over prior year financial performance.

Given the pay for performance nature of our compensation structure, below are some highlights for our business and financial results for fiscal 2013:

•	Adjusted earnings per share increased 19% to $3.15 per share in fiscal 2013 from $2.64 per share in fiscal 2012;

•	Net sales increased over 4% to $3.4 billion in fiscal 2013 from $3.3 billion in fiscal 2012;

•	Adjusted EBITDA increased 4% to $337.9 million in fiscal 2013 from $324.3 million in fiscal 2012;

•

HSNi finished fiscal 2013 with a strong balance sheet of cash and cash equivalents of $196 million, notwithstanding continuation of our share repurchase program and an increase in our regular quarterly cash dividend (since initiating our capital return plan in September 2011, we have returned more than $476 million to shareholders through share repurchases and dividends); and

•	HSNi’s three-year and five-year TSR of 109.6% and 783.6%, respectively, significantly outpaced the S&P 500 Retail Index TSR of 100.7% and 297.3%.

Based on these results, fiscal 2013 was a successful year for HSNi with the Company achieving record net sales, adjusted EBITDA and earnings per share; however, HSNi’s results did fall slightly short of our plan. HSNi achieved 95.5% of its Adjusted EBITDA target in 2013. As a result of this performance, the portion of the Company’s short-term incentive program attributable to financial performance was funded at 77.7% of target.

Philosophy and Objectives

HSNi is committed to achieving long-term sustainable growth and increasing shareholder value. We operate in the fast-paced and highly competitive retail environment so, to be successful, we must be able to attract and retain management that thrives in this environment. Our philosophy is to design executive compensation programs that will: (i) enable us to attract, retain and motivate talented executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash and equity-based pay; (ii) reinforce our business objectives and performance for future periods by aligning compensation with key performance metrics; and (iii) align the interests of our executives and our shareholders by weighting a portion of executive compensation on financial performance metrics that will drive shareholder value and providing a significant portion of compensation in equity-based incentives.

Management and the Compensation Committee have worked with outside consultants to develop compensation programs that reward performance and behaviors that we believe will drive long-term success. Each year the Compensation Committee evaluates the programs, approves the performance measures and goals consistent with our business plan and objectives and approves the payments and awards to our NEOs based on HSNi’s and their individual performance.

The compensation programs were designed with the following objectives in mind:

•	offer total compensation opportunities that are competitive with identified peer companies and other select organizations with whom HSNi competes for executive talent;

•	provide an appropriate link between compensation and creation of shareholder value through equity-based awards and awards tied to HSNi’s achievement of certain key financial metrics;

•	reflect HSNi’s commitment to a strong team-based culture and focus on overall Company performance by linking compensation to the financial results of business units or HSNi as a whole;

•	promote a long-term commitment to HSNi through the vesting schedules of equity awards and performance cash awards;

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ensure that compensation paid to our NEOs, to the extent practicable, qualifies as deductible for federal income tax purposes under Section 162(m) of the IRS Code, unless there is a valid reason in the judgment of the Compensation Committee to forego tax deductibility; and

•	be easily understood by program participants so as to encourage and facilitate achievement of goals.

HSNi’s compensation programs have also been designed with features that discourage executives from taking unnecessary risks that would threaten the health and viability of the Company. For our NEOs, at least 80% of the short-term incentive awards are based on Company-wide or business unit financial performance. Payout schedules for the short-term incentive do not contain steep curves or cliffs. Long-term incentive compensation, which represents the most significant element of executive officer pay, is also based primarily on financial and stock performance and is designed to ensure that executives have a strong incentive to create shareholder value. The Company also requires executives to retain a significant amount of equity through share ownership guidelines, has a claw back policy and prohibits hedging transactions and short sales by executive officers or directors.

Say on Pay Vote

In our compensation review process, we consider, among other things, whether our compensation programs serve the best interests of our shareholders. Over 83% of our shareholders who voted on our most recent advisory proposal on executive compensation (at the 2011 Annual Meeting) expressed approval of our executive compensation. Management regularly engages investors and solicits their views on our compensation programs. Our current compensation programs are materially the same as those approved at our 2011 Annual Meeting. However, in order to strengthen the relationship between pay and performance, since 2012, performance cash has been awarded based on the Company’s TSR over a three-year period relative to the TSR of companies listed in the Standard and Poor’s 500 Retail Index. In evaluating NEO compensation and our compensation programs, the Compensation Committee has considered the voting results from 2011, as well as feedback we receive from our investors on our compensation programs. Based on the foregoing, we believe our programs are effectively designed and aligned with the interests of our shareholders. Included as Proposal 2 in this proxy statement is an advisory vote on executive compensation.

Peer Group

The Compensation Committee believes that, in order to attract and retain talent, it is necessary to consider market data when making compensation decisions. Each year the Compensation Committee reviews the peer group used for comparison to our named executive officer compensation opportunities. In 2013, the Compensation Committee engaged its independent compensation consultant to assist in reviewing the Company’s peer group.

Our business model is somewhat unique. We combine traditional retail with entertaining and informative content which we deliver through innovative technology systems, all in an effort to enhance retail experiences. As a result, our peer group of companies consists of publicly-traded companies in the following industries: internet and catalog retail, media, multiline retail and specialty retail. Factors generally considered in deciding whether a company should be included in the peer group include:

•	the nature of the primary line of business of the company;

•	the size of the company in terms of revenue and market capitalization; and

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whether we have similar business content/models, i.e. companies with multichannel retailing strategy who sell third-party products through television broadcasting, websites, catalogs and retail stores.

The updated peer group is the result of six deletions and four additions. The following table details the changes and the resulting peer group for 2013:

Old Peer Group
Abercrombie & Fitch Co.
Ann Inc.
bebe stores, inc.
Chico’s FAS, Inc.
Coach, Inc.
eBay Inc.
Foot Locker, Inc.
The Gap, Inc.
Kohl’s Corporation
L Brands, Inc.
Liberty Interactive Corporation
Nike, Inc.
Ralph Lauren Corporation
Scripps Networks Interactive, Inc.
Starbucks Corporation
Tiffany & Co.
Ulta Salon, Cosmetics & Fragrance, Inc.
ValueVision Media, Inc.
The Walt Disney Company
Williams-Sonoma, Inc.

Deletions
bebe stores, inc.
The Gap, Inc.
Kohl’s Corporation
Nike, Inc.
Starbucks Corporation
The Walt Disney Company

Additions
Express, Inc.
Pier 1 Imports, Inc.
Restoration Hardware Holdings, Inc.
Sally Beauty Holdings, Inc.

2013 Peer Group
Abercrombie & Fitch Co.
Ann Inc.
Chico’s FAS, Inc.
Coach, Inc.
eBay Inc.
Express, Inc.
Foot Locker , Inc.
L Brands, Inc.
Liberty Interactive Corporation
Pier 1 Imports, Inc.
Ralph Lauren Corporation
Restoration Hardware Holdings, Inc.
Sally Beauty Holdings, Inc.
Scripps Networks Interactive, Inc.
Tiffany & Co.
Ulta Salon, Cosmetics & Fragrance, Inc.
ValueVision Media, Inc.
Williams-Sonoma, Inc.

In reviewing the peer group, the Committee carefully considered each of the factors listed above. While we compete with companies that are much larger in size, in determining companies to add or remove from the peer group, size was a significant consideration. To the extent that peer group data is used, we take into account variance in size among the companies.

The Compensation Committee periodically reviews the compensation practices at these peer companies to inform the Committee’s decisions and to assist in setting total compensation levels that it believes are reasonably competitive as compared to a range around the market median. Although the practices at the other companies represent useful guidelines, the Compensation Committee does not rely solely on the peer group data in making its individual compensation determinations. Rather, the Compensation Committee also takes into account various factors such as individual performance, the unique characteristics of the individual’s position, internal equity and any succession and retention considerations. The Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive.

Roles and Responsibilities

The Compensation Committee

The Compensation Committee was appointed by the Board of Directors to exercise all powers of the Board with respect to matters pertaining to compensation and benefits, including but not limited to, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans and salary matters relating to our executive officers. Pursuant to its Charter, the Compensation Committee’s primary responsibilities include:

•	reviewing and approving annual base salaries for executive officers (which include not only the NEOs but other senior leaders);

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for the executive officers, reviewing and approving all incentive awards and opportunities, both cash-based and equity-based awards and opportunities; goals relating to such awards and performance in light of such goals and objectives;

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implementing and administering all of HSNi’s equity-based plans awards and grant opportunities with specific authority to, among other things, approve grants, interpret or modify the plans and impose limitations, restrictions and conditions upon any grant; and

•	reviewing and approving the terms of any employment agreements, severance arrangements and change-in-control agreements or provisions for NEOs.

The Compensation Committee also determines the compensation of the CEO without management input, but is assisted in this determination by its independent compensation consultant (as described below). In making its determinations regarding the compensation for the other NEOs, the Compensation Committee considers the recommendations of the CEO, the Chief Human Resources Officer (except with respect to her own compensation) and input received from its independent compensation consultant. The Compensation Committee reviews its determinations with the Board of Directors (without management present).

The Compensation Committee meets regularly in executive session, both with and without management present, to discuss compensation decisions and matters relating to the design and operation of the executive compensation programs.

Management

Senior management, led by our Chief Human Resources Officer, generally recommends compensation programs applicable to all executive officers, including the CEO, and presents these to the Compensation Committee for review, comment and approval. Our Chief Human Resources Officer also plays an active role in determining new executive officers’ total compensation as well as recommendations for annual compensation reviews. Recommendations are presented to the Compensation Committee for final approval.

Our CEO generally plays an advisory role to the Compensation Committee during this process. Our CEO works with our Chief Human Resources Officer and Chief Financial Officer to assist the Compensation Committee in establishing company-wide compensation programs, including the structure of bonus and equity programs, and in establishing appropriate company-wide bonus and equity pools. At year-end, the CEO meets with the Chairman of the Board and the Compensation Committee and discusses her views of corporate and individual executive officer performance for the prior year for purposes of determining whether individual executive officers other than her have met or exceeded expectations with respect to the individual performance component of their short-term incentive compensation. The CEO, Chairman of the Board and the Compensation Committee discuss each individual recommendation. Following such discussion, the Compensation Committee and Chairman of the Board typically meet without the CEO and discuss the CEO’s recommendations, the CEO’s compensation and any information provided concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. However, the CEO does not participate in deliberations or voting regarding her compensation.

Our CEO, Chief Financial Officer, Chief Human Resources Officer and Chief Legal Officer regularly attend the Compensation Committee’s meetings to, among other things:

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provide information, perspectives and recommendations for the Compensation Committee’s consideration regarding the competitive landscape, the needs of the business, information regarding HSNi’s performance, as well as legal and technical advice;

•	administer the compensation programs consistent with the direction of the Compensation Committee;

•	provide an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the objectives for HSNi and its business segments; and

•	recommend changes to compensation programs if necessary to promote achievement of all objectives.

NEOs are not permitted to participate in the discussions regarding their own specific compensation.

Compensation Consultants

Pursuant to the Compensation Committee charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has sole authority to approve the terms and conditions of the consultant’s retention and the consultant’s compensation. In compliance with its charter, in 2013, the Committee continued to utilize the firm of Frederic W. Cook & Co., Inc., or FWC, a nationally recognized consulting firm, as its independent advisor to assist in its ongoing development and evaluation of compensation programs and practices as well as the Company’s executive compensation arrangement with the Company’s CEO.

Specifically, a representative of FWC:

•	regularly attends Compensation Committee meetings;

•	meets with the Compensation Committee without members of management present;

•	provides third-party data, advice and expertise on proposed executive compensation and executive compensation program designs;

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reviews materials prepared by management and third party sources and advises the Committee on the matters included in those materials, including the consistency of proposals with the Company’s compensation philosophy and comparisons to programs at other companies; and

•	prepares its own analysis of compensation matters, including the positioning of programs in the competitive market and design of programs consistent with the Company’s compensation philosophy.

The Compensation Committee considers input from FWC as one factor in making decisions with respect to compensation matters, along with information and analysis it receives from management and its own judgment and experience.

The Compensation Committee has adopted a policy requiring its consultants to be independent of the Company’s management. The Committee performs an annual assessment of the consultant’s independence to determine whether the consultant is independent. The Committee assessed the independence of FWC in February 2013 and February 2014 and confirmed on both occasions that the firm’s work has not raised any conflict of interest and that the firm was independent.

In compliance with its charter, the committee approved the engagement of FWC and approved the fees paid to FWC for work completed prior to December 31, 2013. In 2013, payments to FWC did not exceed $120,000.

Elements of Compensation

The key elements of HSNi’s compensation program are base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of equity awards and performance cash. The compensation program also includes some minor perquisites and benefits but these are not significant elements of compensation. Each of the different elements of compensation is designed to achieve certain objectives. The following table outlines our objectives for each of the principal components of executive compensation:

Compensation Element	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	• Serves as attraction and retention tool

Short-Term Incentive Compensation	Cash	Variable	• Serves as attraction and retention tool • Rewards individual performance and achievement of annual operating plan • Aligns interests with shareholders

Long-Term Incentive Compensation	Equity and Cash	Variable	• Serves as attraction and retention tool • Rewards long-term performance • Aligns interests with shareholders

A meaningful portion of the compensation program for our executive officers is variable and over half of it is performance based. This means that it is contingent upon the Company and the individual achieving specific results that are essential to our long-term success and growth in shareholder value. The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components. In general, though, the majority of executive officers’ compensation is variable, with the CEO having the largest percentage of variable compensation. The Compensation Committee believes this approach directly aligns the interests of our executive officers with those of our shareholders.

Types of Awards

Under our stock and annual incentive plan, the Compensation Committee may grant a variety of long-term incentive vehicles. The following is a general description of the vehicles we used in 2013.

Restricted Stock Units. RSUs are a promise to issue shares of our common stock in the future provided the recipient remains employed with us through the award’s vesting period. RSU awards generally cliff vest over a three-year period or ratably vest over a five-year period. Unvested RSUs are generally forfeited upon termination of employment. As a result, RSUs are intended to retain key employees, including the NEOs, and align their interests with shareholders.

Market Stock Units. MSUs are a promise to issue shares of our common stock in the future, subject to the Company’s achievement of a performance target as determined by the Compensation Committee. In general, if the performance target is met, the actual number of MSUs that will vest on each vest date will be based on the ratio of the fair market value of the Company’s common stock on the vest date to the grant date price. The number of MSUs that can vest is subject to a maximum and no shares will vest if the fair market value on the vest date is less than a specified percentage of the grant date price. For purposes of the MSU, “fair market value” is defined as the 20-trading day average closing price of the Company’s common stock up to and including the grant date and/or each of the vesting dates. As a result, MSUs are intended to retain key executives and provide a reward and incentive for increasing the Company’s stock price over the mid-to-long term.

Stock Appreciation Rights. SARs are similar to traditional stock options except, upon exercise; holders of SARs will only receive a value equal to the spread between the current market price per share of our common stock and the exercise price. As a result, SARs reward participants for long-term appreciation in HSNi’s stock price. Although the SARs are given a value at the date of grant for financial reporting purposes, the actual value of the SARs to the participant is entirely based on future increases in our stock price. If the stock price does not increase over the term of the SAR, the participant receives no value. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. The Company has indicated it will likely settle these awards in shares of our common stock and has historically done so. The exercise price for awards granted under the Plan is required to be priced at, or above, the fair market value of our common stock at the date of grant. Awards typically vest ratably annually over a three-year period and can be exercised over a ten-year term.

Performance Cash. An award of performance cash was previously based on the Company’s achievement of a specific financial metric in the performance period but paid thereafter, assuming the recipient remains employed with the Company through the award’s vesting period. Since 2012, performance cash has been awarded based on the Company’s TSR over a three-year period relative to the TSR of companies listed in the Standard and Poor’s 500 Retail Index. Performance cash will vest and be payable at the end of the three-year performance period.

Salary

Base salary is the fixed portion of executive pay and is set to compensate individuals for their expected day-to-day performance. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our executives is essential to achieving our objective of attracting and retaining talent.

The Compensation Committee annually reviews and approves the compensation package of each NEO. The Compensation Committee considers an individual’s qualifications and experience in setting our executives’ initial base salary, including those executive officers who are hired from the outside and those who are promoted from within. In determining base salary amounts and increases, the Compensation Committee considers the responsibility of the individual’s position, the business unit’s overall performance, the individual’s overall performance and future potential and the base salaries and merit increases paid by competitors to employees in comparable positions. Our strategy for base salary is to generally target the annual base salary of each of our executive officers at median levels relative to our peer group or market data, although individual officer salaries may be above or below those targets based on the factors described above.

Short-Term Incentive Program

Our short-term incentive program, or STIP, is designed primarily to reward achievement of our annual operating plan and is payable in the form of annual cash bonuses. The STIP is provided for and administered under the Plan, which was approved by our shareholders. The amount payable each year is based on the extent to which certain pre-established performance goals are achieved during the year and is “variable” because the Company must achieve certain performance goals established by the Compensation Committee for the executive officers to receive an annual incentive bonus, with the amount of bonus based on the extent to which the goals are achieved. The short-term incentive program is designed to motivate our executive officers to continuously improve Company performance by requiring a year-over-year improvement in the performance metric to receive a payout under the STIP. The program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of shareholder value. Due to its variable nature, and because in any given year bonuses have the potential to make up a significant portion of an executive officer’s total compensation, the bonus program provides an important incentive tool to achieve our annual performance objectives.

HSNi awards annual bonuses based primarily on the achievement of specific financial performance goals. Under the Plan, performance goals may be based on a wide variety of business metrics. The Compensation Committee has determined that the annual performance bonus for our NEOs (other than the CEO) will be based on Adjusted EBITDA and individual performance. For our CEO, the annual performance bonus will be based entirely on Adjusted EBITDA. For purposes of this program, Adjusted EBITDA is defined as operating income according to the company’s consolidated statement of operations excluding, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) depreciation and related gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) other significant items. Significant items may vary from period to period but typically are items that are both significant in amount and were either unexpected or unplanned.

The Compensation Committee determined this performance metric was appropriate since most executives have influence over Adjusted EBITDA. For the NEOs, individual performance is also based, in part, on achievement of the Adjusted EBITDA target established by the Compensation Committee. Notwithstanding the extent to which HSNi achieves the Adjusted EBITDA target, all payments under the STIP are subject to the ability of the Compensation Committee to exercise negative discretion and adjust the STIP amounts downward.

The short-term incentive program target and performance measures for each of our NEOs are as described in the table below.

		Performance Measures
Officer	STIP Target (1)	Adjusted EBITDA	Individual Performance
Mindy Grossman	136.5%(2)	100%	0%
Judy A. Schmeling	75%	80%	20%
William C. Brand	75%	80%	20%
Lisa A. Letizio	60%	80%	20%
Gregory J. Henchel	60%	80%	20%

(1)	STIP Target is a percentage of base salary as of September 30, 2013.
(2)	Represents the prorated bonus percentage. Effective August 1, 2013, Ms. Grossman’s STIP target was increased from 125% to 150% of her base salary.

The performance measures, performance ranges and corresponding payout levels are described in detail in the table below. In order for any short-term incentive compensation to be earned, the financial performance measure must be (i) achieved at a threshold level and (ii) an improvement over prior year’s performance. No payments under the STIP will be made unless HSNi achieves this threshold level of performance.

In 2013, the Compensation Committee set the threshold for payment at 85% of the Adjusted EBITDA target and the payout at threshold at 25% of STIP target. The maximum payout of 200% of target requires achievement of 120% of the Adjusted EBITDA target. The STIP was designed this way in order to create more financial incentive for management to achieve a performance range of target or higher.

Performance Measures		Threshold	Target	Maximum
Adjusted EBITDA	Performance Range	85% of (1) Target	100% of Target	120% of Target
	Payout Level	0%(1)	100%	200%
Individual Performance	Performance Range	0%	Adjusted EBITDA achievement at 100%	Adjusted EBITDA achievement at 100%
	Payout Level	0-100%	0-125%	0-125%

(1)	The Compensation Committee set the threshold performance level at 85% of target performance. However, because 85% of target is less than 2012 performance, no payment would occur. To exceed 2012 performance, the Company must achieve 92% of its 2013 EBITDA target which would result in a payment of 60% of target.

With respect to the individual performance measure, as shown above, payments will be made based on the extent to which HSNi has achieved the Adjusted EBITDA performance measure. No payment shall be made for the individual performance measure unless HSNi achieves the threshold for Adjusted EBITDA. In addition, an annual evaluation will be conducted for each of the NEOs (other than the CEO), pursuant to which the executives are assigned an annual performance rating of 1 through 5. Any executive receiving a rating of 1 (unsatisfactory) will not be eligible for any STIP payment regardless of the achievement of the financial performance goals. Any executive receiving a rating of 2 (inconsistent) will have his or her entire STIP bonus reduced by 50%. All payments under the STIP are subject to the Compensation Committee’s ability to apply negative discretion and reduce the payout, as appropriate. All payments under the short-term incentive program are also contingent upon the NEO being employed by HSNi on the date payment is made.

Long-Term Incentive Program

The Compensation Committee believes that stock ownership shapes behavior. By providing a meaningful portion of an executive officer’s compensation in stock-based compensation, an executive’s interests are aligned with the shareholders’ interests in a manner that drives better performance over time. The other predominant objective is to provide the participant with effective retention incentives by granting awards with long-term vesting.

Grant levels of each component of the long-term incentive program or LTIP goals may vary from year to year and from individual to individual, based on a variety of factors. The Compensation Committee determines the award opportunity level for each executive officer based on the individual’s responsibility level and potential within our Company, competitive practices, the number of shares available for grant, individual and Company performance and the market price for our common stock.

HSNi’s LTIP, uses a combination of three components to deliver long-term incentives: stock appreciation rights, or SARs, restricted stock units, or RSUs, and performance cash. Ms. Grossman’s annual long-term incentive grants have historically been entirely in the form of SARs. Beginning in 2014, however, her awards will be allocated in a similar manner as those for the other executive officers. For 2013, long term incentives were delivered as follows:

Name	Long Term Incentive Target (% of Salary)	SARs (% of LTI)	RSUs (% of LTI)	Performance Cash (% of LTI)
Mindy Grossman	250	100	—	—
Judy A. Schmeling	120	40	20	40
William C. Brand	100	40	20	40
Lisa A. Letizio	100	40	20	40
Gregory J. Henchel	100	40	20	40

The Compensation Committee approved the target percentage and components of long-term compensation after consultation with management and the Committee’s compensation consultant and review of executive compensation for those companies within the Company’s peer group. The Compensation Committee believes that these target levels are consistent with the Company’s philosophy of developing compensation programs that will, among other things, attract, retain and motivate talent while aligning officers’ interests with shareholders.

SARs and RSUs are generally issued at the beginning of the performance year, typically in February based on a target percentage of base salary. The exercise price of the SAR is the fair market value of our common stock on the date of grant. The SARs will vest ratably annually over a three-year term and expire ten years from the date of grant. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. The Compensation Committee has indicated it currently will likely settle these awards in shares of HSNi common stock and has historically done so. RSUs will vest in full on the third anniversary of the date of grant. Executives generally must be continuously employed by HSNi during the performance period in order to be eligible for vesting of SARs and RSUs.

The target value and performance goals for performance cash awards are also set at the beginning of the performance period. Since 2012, the Compensation Committee has utilized HSNi’s TSR relative to the Standard and Poor’s 500 Retail Index over a three year period as the performance metric for the performance cash component. The Committee believes this closely aligns executive awards with shareholder value creation and reinforces management’s emphasis on long-term performance. The performance cash payout level will be determined based on the percentile ranking of the Company’s TSR relative to the TSR of the comparator companies over the course of the performance period. The Company must achieve the 55th percentile performance relative to the comparator group for a target payout. For each one percentile below the target performance level, the payout is reduced by 3.33% and for each one percentile above target performance level, the payout is increased by 5.0%, subject to a maximum payout of 200%. The actual dollar value of the threshold, target and maximum award opportunities are reflected in the Grants of Plan Based Awards table. Solely for purposes of illustration, if the Company’s TSR ranking is in the 60th percentile (i.e., 60% of the comparator companies achieved TSR rankings at or below the Company’s TSR ranking), the performance cash payout level would be 125.0%. Executives generally must be continuously employed by HSNi during the performance period in order to be eligible for payment.

Retirement Benefits

All executive officers are permitted to participate in the Company’s tax-qualified defined contribution plans. The tax qualified plan allows all employees including executives to defer a specified portion of their salary and provides for a company match of 50 cents of each dollar contributed to the plan up to 6% of salary or the statutory maximum, whichever is less. In addition, beginning in 2014, all executive officers are eligible to participate in the Company’s non qualified deferred compensation plan which permits executives to defer salary and bonus into one or more measurement funds. Deferrals will be set aside and held in trust to secure benefits. However, plan assets are subject to the claims of the Company’s creditors in the event of insolvency.

Summary

A significant portion of the executive officers’ compensation is performance-based compensation as a result of the long-term incentive compensation and short-term incentive compensation programs. The Compensation Committee believes that allocation of a meaningful portion of total compensation to variable compensation and the majority of it being performance based as well as balancing multiple award types, encourages our executives to (i) take appropriate risks aimed at improving Company performance, (ii) build long-term shareholder, and (iii) remain committed to the growth of our organization for the long-term.

Other Compensation

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with industry norms and position levels. These personal benefits do not have a relationship to other compensation levels. They are provided in order to enable us to attract and retain these executives. The Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. The values of these benefits are reported under the heading “Other Annual Compensation” in this proxy statement pursuant to applicable rules.

Post-Termination Compensation and Benefits

We believe that a strong, experienced management team is essential and in the best interests of HSNi and its shareholders. As a result, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain executives. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all “NEOs” excluding Ms. Grossman who has a severance arrangement pursuant to her employment agreement. Please refer to the section entitled “Payments Upon Termination or Change in Control” for specific details regarding post-termination compensation and benefits.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the Company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change-in-Control. Each of these capitalized terms is defined in the severance plan and in the “Executive Compensation-Payments Upon Termination or Change in Control” section of this Proxy Statement.

Vesting of Awards Upon Change-in-Control

The Compensation Committee determined to include double-trigger change-in-control provisions in each of the equity award agreements. Upon a change-in-control and following a termination of employment for other than Cause within one year following the change-in-control, the unvested portion of the outstanding RSU, SAR and option awards will vest. The purpose of this provision is to ensure that we retain our NEOs prior to and through a change-in-control.

With respect to the MSU award to Ms. Grossman, after a change-in-control if the award is assumed, it will be converted into that number of shares of restricted stock equal to the number of MSUs multiplied by the price paid by the acquirer for the Company’s common stock divided by the grant date fair market value. If the award is not assumed, it will be converted into an amount in cash equal to the fair market value of the number of shares determined in a manner set forth in the previous sentence and paid out following the change-in-control.

With respect to cash awards, after a change- in-control, an executive may be entitled to payments of unvested performance cash awards, under certain circumstances. If the change- in-control occurs before the completion of both the performance period and the vesting period, the participant shall be paid the present value of the performance cash award at the target value, with such payment being made as soon as practicable following the change-in-control.

For a complete discussion of the impact of a change-in-control, please see the “Executive Compensation-Payments Upon Termination or Change of Control” section of this Proxy Statement

Impact of Tax and Accounting Issues

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements.

For instance, with certain exceptions, Section 162(m) of the IRS Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our NEOs). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). While the Compensation Committee generally intends to structure and administer our plans and the related programs so that all compensation is deductible, the Compensation Committee may from time to time, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs and remain competitive in the marketplace. As a way to mitigate this, there is no individual performance component to calculating the CEO’s short-term incentive compensation.

For the year ended December 31, 2013, approximately $1.1 million of compensation expense will be non-deductible under Section 162(m) of the IRS Code. This relates to compensation arrangements entered into with, and awards granted to, our CEO. The Company works with the Compensation Committee to evaluate whether compensation arrangements will be structured and administered so as to not be subject to the deduction limit of Section 162(m).

2013 Compensation Actions

In February 2013, in connection with its annual review of base salaries, the Compensation Committee approved the following base salary increases based on the CEO’s assessment of the executives’ performance and in order to align our NEOs’ salaries with salaries for executives in comparable positions in our comparator group companies and, in the case of Mr. Brand, in recognition of exceptional performance and additional responsibilities assumed:

Name	2012 Salary ($)	2013 Salary ($)	Increase (%)
Mindy Grossman	1,200,000	1,200,000	—
Judy A. Schmeling	650,000	700,000	7.7
William C. Brand	450,000	525,000	16.7
Lisa A. Letizio	386,250	406,000	5.1
Gregory J. Henchel	375,000	405,000	8.0

The Compensation Committee did not increase Ms. Grossman’s base salary for 2013 and her salary has not been increased since 2010. Ms. Grossman’s target short term and long-term grant opportunity was last increased in February of 2010. The Compensation Committee undertook a detailed review of the CEO’s compensation opportunity during 2013 and, in light of the market data, the CEO’s performance, the performance of the Company under her leadership and the Committee’s desire to retain the CEO and motivate her over the next three- to five-year period to drive shareholder value, the Compensation Committee determined to:

•	increase her annual performance bonus target from 125% of base salary to 150% of base salary effective August 1, 2013;

•

increase her annual LTIP target from 250% of base salary to 350% of base salary effective for the 2014 LTIP award to be comprised of 40% of stock appreciation rights, 40% of long-term performance cash and 20% of restricted stock units;

•

make a grant of market stock units with a face value of $6 million (100,723 MSUs) effective August 5, 2013 with a five-year vesting period. The actual number of MSUs awarded was based on the fair market value of the Company’s common stock. One half of the MSUs will be eligible to vest on each of the third and fifth anniversaries of the grant date, subject to the Company’s achievement of a performance target for fiscal year 2014 Adjusted EBITDA as determined by the Compensation Committee. If the Adjusted EBITDA performance target is met, the actual number of MSUs that will vest on each vest date will be based on the ratio of the fair market value of the Company’s common stock on the applicable vest date to the fair market value on the grant date, up to a maximum of 200% of the target number of MSUs and provided that no shares will vest if the fair market value on such vest date is less than 30% of the fair market value on the grant date price. For purposes of this award, “fair market value” is defined as the 20-trading day average closing price of the Company’s common stock up to and including the grant date and/or each of the vesting dates. In accordance with applicable SEC rules the grant date fair value of the MSU award is included in the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2013 table. As this award was intended as a multi-year retention incentive and retention award it was viewed by the Committee as compensation over the three and five-year vesting periods and not solely as compensation for fiscal 2013.

2013 Compensation Results

For purposes of the 2013 fiscal year STIP, the Compensation Committee established a target of $352.0 million for Adjusted EBITDA. However, management increased its 2013 plan to $353.7 million as a result of specific efforts to decrease costs. Management recommended and the Compensation Committee agreed to increase the Adjusted EBITDA performance target to $353.7 million for the 2013 performance period to match the revised plan. HSNi’s Adjusted EBITDA for 2013 exceeded Adjusted EBITDA performance for 2012; actual Adjusted EBITDA was $337.9 million or 95.5% of the increased performance target resulting in a 77.7% payout. The CEO also conducted annual performance evaluations for each of the other NEOs and assigned an annual performance rating to each such executive. The CEO reported the results of the Company’s achievement of the financial metric and the individual evaluations along with the calculations of the STIP based on such results to the Compensation Committee, which has ultimate responsibility for approving the final bonus amounts to be paid to each of the NEOs. The Compensation Committee, in executive session, discussed HSNi’s performance relative to the financial performance metric established and the individual performance of the NEOs, including the CEO, and made the final decisions regarding short-term incentive compensation for the NEOs.

The annual performance bonuses paid to our NEOs for the year ended December 31, 2013 in the context of the target and maximum payout and actual award, are shown in detail below.

Name	Target (% of Salary)		Target ($)	Maximum ($) (1)	Actual ($)	Actual (% of Target)
Mindy Grossman	136.5	% (2)	1,638,462	3,276,924	1,273,085	77.7
Judy A. Schmeling	75%		525,000	971,250	419,685	79.9	(3)
William C. Brand	75%		393,750	728,438	314,764	79.9	(3)
Lisa A. Letizio	60%		243,600	450,660	189,277	77.7
Gregory J. Henchel	60%		243,000	449,550	188,811	77.7

(1)	Ms. Grossman’s maximum is 200% of target. Other NEO’s maximum is 185% of target.
(2)	Represents the prorated bonus percentage. Effective August 1, 2013, Ms. Grossman’s STIP target was increased from 125% to 150% of her base salary.
(3)	Ms. Schmeling and Mr. Brand received a performance rating of 4, which resulted in payout of 79.9% of target.

The Compensation Committee concluded that the actual degree of achievement of the performance metric represents good performance in a year that continued to be challenged and that the payment of the cash bonuses at this level is consistent with the results of such performance.

Long-term compensation consists of both equity and cash awards. The ultimate value of equity component is directly related to the Company’s stock price.

All of the NEOs other than Ms. Grossman participated in the cash LTIP which vested on December 31, 2013. The cash component of the LTIP which vested on December 31, 2013 was awarded in 2011 subject to the achievement of a one-year adjusted earnings per share, or Adjusted EPS, target for fiscal 2011 and vested two years after the end of the performance period provided the executive was still employed by the Company. For 2011, the Adjusted EPS Target was $2.19. For the 2011 one year performance period, the Company achieved Adjusted EPS of $2.37 which resulted in a payout between Target and Maximum and was included in the 2011 line of the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

In February 2013, the Compensation Committee granted all NEOs other than Ms. Grossman a long-term cash award tied to HSNi’s TSR relative to the Standard and Poor’s 500 Retail Index over a three year period. The threshold, target and maximum award opportunities for each NEO are reflected in the Grants of Plan Based Awards Table. The performance cash payout level will be determined based on percentile ranking of the Company’s TSR relative to the TSR of the comparator companies over the course of the performance period. The payout, if any, of the 2013 long-term performance cash award will be reflected in the Summary Compensation Table under the column, Non-Equity Incentive Plan Compensation with the compensation for 2015.

The Compensation Committee believes that the overall compensation of HSNi’s NEOs is aligned with the Company’s performance, is competitive in comparison to HSNi’s peers, is consistent with our compensation philosophy and allows us to achieve the objectives for which the compensation programs are designed.

Stock Ownership Guidelines

In 2012, the Compensation Committee adopted executive stock ownership guidelines applicable to the Company’s executive officers in order to emphasize the importance of aligning the executives’ long-term financial interests with those of the Company’s shareholders. Executive officers of the Company are expected to hold stock in the Company equal in value to the lesser of (i) a fixed number of shares, and (ii) a multiple of his or her annual base salary, with ownership targets increasing with the level of responsibility.

Following are the guidelines for HSNi’s NEOs:

CEO	Five Times Annual Base Salary or 200,000 shares
Other NEOs	Three Times Annual Base Salary or 30,000 shares

Executive officers will have five years from the later of (i) the date they were first appointed as an executive officer of the Company, or (ii)  the date the Board of Directors adopted these guidelines to attain the ownership threshold.

Report of the Compensation and Human Resources Committee

The following Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon its review and the discussions held, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into HSNi’s annual report.

Members of the Compensation and Human Resources Committee

James M. Follo (Chairman)

Stephanie Kugelman

John B. Morse, Jr.

Ann Sarnoff

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation information for the years ended December 31, 2013, 2012 and 2011 for our NEOs as of the end of the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	SAR and Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Mindy Grossman	2013	1,200,000	—	8,327,269	3,000,000	1,273,085	—	13,800,354
Chief Executive Officer	2012	1,200,000	—	—	3,000,012	1,140,000	288,667	5,628,679
	2011	1,200,000	—	—	3,000,002	1,800,000	179,242	6,179,244

Judy A. Schmeling	2013	700,000	—	156,018	312,020	419,685	—	1,587,723
Chief Operating and Chief Financial Officer	2012	650,000	—	130,014	260,004	382,200	—	1,422,218
	2011	575,000	—	115,016	230,003	835,993	7,951	1,763,963

William C. Brand (5)	2013	525,000	—	105,020	210,004	314,764	—	1,154,788
Chief Marketing and Business Development Officer

Lisa A. Letizio	2013	406,000	—	77,268	154,517	189,277	—	827,062
Chief Human Resources Officer	2012	386,250	—	77,281	154,506	176,130	—	794,167
	2011	371,442	—	75,013	150,010	472,650	6,563	1,075,678

Gregory J. Henchel	2013	405,000	—	75,015	150,016	188,811	—	818,842
Chief Legal Officer and Secretary	2012	375,000	—	75,001	150,001	171,000	24,977	795,979
	2011	350,000	—	70,020	140,007	446,600	10,597	1,017,224

(1)	The amounts in this column represent discretionary bonus amounts paid to NEOs. Annual performance-based bonuses paid pursuant to our short-term incentive program implemented pursuant to the Plan are reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 20, 2014.

(3)	These amounts reflect (i) actual annual cash bonuses pursuant to our short-term incentive program, and (ii) performance cash awards pursuant to our long-term incentive program at the actual amount earned in the year in which the performance criteria is achieved. Beginning in 2012, the Company began utilizing a long-term performance cash award with a three year performance period. The threshold, target and maximum values of the 2013 grants are reflected in the Grant of Plan Based Awards table. The actual payout, if any, of the awards granted in 2012 and 2013 will be disclosed in this column in the Summary Compensation Table reporting compensation for 2014 and 2015, respectively.

(4)	The aggregate of all perquisites for 2013 for each of the NEOs did not exceed $10,000.

(5)	Mr. Brand became an NEO effective March 7, 2013.

Grants of Plan-Based Awards

The table below provides the following information regarding plan-based awards granted to our NEOs in 2013 under the Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)(sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold	Target	Maximum
Mindy Grossman
Annual Bonus (2)	2/12/13	409,615	1,638,462	3,276,924	—	—	—	—
SARs (3)	2/12/13	—	—	—	—	132,626	59.30	3,000,000
MSUs (4)	8/5/13	—	—	—	100,723	—	—	8,327,269

Judy A. Schmeling
Annual Bonus (2)	2/12/13	131,250	525,000	971,250	—	—	—	—
Performance Cash (5)	2/12/13	10,296	312,000	624,000	—	—	—	—
SARs (3)	2/12/13	—	—	—		13,794	59.30	312,020
RSUs (6)	2/12/13	—	—	—	2,668	—	—	156,018

William C. Brand
Annual Bonus (2)	2/12/13	98,438	393,750	728,438	—	—	—	—
Performance Cash (5)	2/12/13	6,930	210,000	420,000	—	—	—	—
SARs (3)	2/12/13	—	—	—		9,284	59.30	210,004
RSUs (6)	2/12/13	—	—	—	1,796	—	—	105,020

Lisa A. Letizio
Annual Bonus (2)	2/12/13	60,900	243,600	450,660	—	—	—	—
Performance Cash (5)	2/12/13	5,099	154,500	309,000	—	—	—	—
SARs (3)	2/12/13	—	—	—		6,831	59.30	154,517
RSUs (6)	2/12/13	—	—	—	1,321	—	—	77,268

Gregory J. Henchel
Annual Bonus (2)	2/12/13	60,750	243,000	449,550	—	—	—	—
Performance Cash (5)	2/12/13	4,950	150,000	300,000	—	—	—	—
SARs (3)	2/12/13	—	—	—		6,632	59.30	150,016
RSUs (6)	2/12/13	—	—	—	1,283	—	—	75,015

(1)	Amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the NEOs.

(2)	Amounts represent threshold, target and maximum awards under the HSNi’s short-term incentive program with respect to fiscal 2013 performance. Amounts actually earned with respect to these awards are reflected in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation” and described in the Compensation Discussion and Analysis—2013 Compensation Results.

(3)	Reflects SARs issued pursuant to HSNi’s long-term incentive program with respect to fiscal 2013 performance. Awards vest in three increments on the first, second and third anniversary of the date of grant.

(4)	Amounts reflect the grant date fair value of the MSU computed in accordance with accounting guidance related to stock-based compensation. One half of the MSUs will be eligible to vest on each of the third and fifth anniversaries of the grant date, subject to the Company’s achievement of an adjusted EBITDA performance target for fiscal 2014. If the adjusted EBITDA performance target is met, the actual number of MSUs that will vest on each vest date will be based on the ratio of the fair market value of the Company’s common stock on the applicable vest date to the fair market value on the grant date, up to a maximum of 200% of the target number of MSUs and provided that no shares will vest if the fair market value on such vest date is less than 30% of the fair market value on the grant date price. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed on February 20, 2014.

(5)	Amounts represent threshold, target and maximum performance cash awards under the long-term incentive program with respect to the January 1, 2013 to December 31, 2015 performance period. Amounts actually earned, if any, with respect to these awards will be described in the Compensation Discussion and Analysis in connection with the proxy statement for the 2016 Annual Meeting of Shareholders.

(6)	Reflects RSUs issued pursuant to HSNi’s long-term incentive program. All of such RSUs will vest on the third anniversary of the date of grant. Includes the impact of dividends paid on HSNi’s common stock through December 31, 2013 which were credited to the NEOs’ accounts as additional RSUs and will be paid out in shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various HSNi equity awards held by HSNi’s NEOs as of December 31, 2013. The market value of all awards is based on the closing price of HSNi common stock of $62.30 as of December 31, 2013.

	Stock Appreciation Rights and Option Awards				Stock Awards (1)(2)
Name	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)	SARs and Option Exercise Price ($)	SARs and Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Mindy Grossman	142,521	—	30.46	8/21/18
	205,864	—	37.58	8/21/18
	370,555	—	44.71	8/21/18
	338,601	—	20.46	2/24/20
	155,763	77,882	29.72	2/9/21
	77,252	154,507	35.63	2/21/22
	—	132,626	59.30	2/12/23
					100,723	6,400,028

Judy A. Schmeling	9,318	—	16.46	1/31/18
	26,590	—	19.99	2/23/20
	11,941	5,792	29.72	2/9/21
	6,695	13,391	35.63	2/21/22
	—	13,794	59.30	2/12/23
					10,399	647,877

William C. Brand	11,250	—	5.76	12/22/18
	10,468	—	16.46	1/31/18
	7,065	—	4.24	2/25/19
	12,333	—	19.99	2/23/20
	8,307	4,155	29.72	2/9/21
	4,635	9,271	35.63	2/21/22
	—	9,284	59.30	2/21/23
					7,161	446,147

Lisa A. Letizio	7,788	3,895	29.72	2/9/21
	3,978	7,958	35.63	2/21/22
	—	6,831	59.30	2/12/23
					6,147	382,975

Gregory J. Henchel	3,454	3,635	29.72	2/9/21
	3,862	7,726	35.63	2/21/22
	—	6,632	59.30	2/12/23
					12,208	760,575

(1)	Includes the impact of dividends paid on HSNi’s common stock through December 31, 2013 which were credited to the NEOs’ accounts as additional RSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

(2)	The table below provides the following information regarding unvested RSU and MSU awards in HSNi stock held by our NEOs as of December 31, 2013: (i) the grant date, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2013 based on a closing price of $62.30 on such date, and (iv) the vesting schedule. The numbers below include the impact of dividends paid on HSNi’s common stock through December 31, 2013 which were credited to the NEOs’ accounts as additional RSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

	Number of Unvested MSUs and RSUs as of 12/31/13 (#)	Market Value of Unvested MSUs and RSUs as of 12/31/13 ($)

			Vesting Schedule (#)
Name and Grant Date			2014	2015	2016
Mindy Grossman
8/5/10 (a)	100,723	6,400,028	—	—	50,361

Total	100,723	6,400,028	—	—	50,361

Judy A. Schmeling
2/09/11 (b)	3,986	248,339	3,986	—	—
2/21/12 (b)	3,745	233,344	—	3,745	—
2/12/13 (b)	2,668	166,194	—	—	2,668

Total	10,399	647,877	3,986	3,745	2,668

William C. Brand
2/09/11 (b)	2,772	172,646	2,772	—	—
2/21/12 (b)	2,593	161,531	—	2,593	—
2/12/13 (b)	1,795	111,870	—	—	1,795

Total	7,160	446,047	2,772	2,593	1,795

Lisa A. Letizio
2/09/11 (b)	2,599	161,966	2,599	—	—
2/21/12 (b)	2,226	138,702	—	2,226	—
2/12/13 (b)	1,321	82,307	—	—	1,321

Total	6,146	382,975	2,599	2,226	1,321

Gregory J. Henchel
3/01/10 (c)	6,338	394,874	3,167	3,171	—
2/09/11 (b)	2,427	151,185	2,427	—	—
2/21/12 (b)	2,160	134,609	—	2,160	—
2/12/13 (b)	1,283	79,907	—	—	1,283

Total	12,208	760,575	5,594	5,331	1,283

(a)	These awards vest 50% on both the third anniversary and fifth anniversary, subject to HSNi’s achievement of a performance target for fiscal year 2014 Adjusted EBITDA. The value of Ms. Grossman’s MSU grant was calculated using the ratio of the fair market value (as defined in the award agreement) at year end to the grant date multiplied by the number of MSUs multiplied by the closing HSNi stock price on December 31, 2013.

(b)	These awards vest in one lump sum installment on the third anniversary of the date of grant, subject to continued employment.

(c)	These awards vest in equal installments over five years on each of the first five anniversaries of the date of grant, subject to continued employment.

Option Exercises and Stock Vested

The table below provides information regarding the number of shares acquired by our NEOs during 2013 upon the exercise of options and SARs and/or the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes.

Name	Option and SAR Awards		RSU Awards
	Number of Shares Acquired upon Exercise (#)	Value Realized upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($) (2)
Mindy Grossman	273,929	10,891,466	51,125	3,050,611
Judy A. Schmeling	61,250	2,659,333	5,844	313,431
William C. Brand	—	—	4,067	218,089
Lisa A. Letizio	19,353	730,409	3,558	190,794
Gregory J. Henchel	20,000	647,951	6,681	375,550

(1)	The dollar value realized on exercise represents the difference between the market price of the underlying securities on the exercise date and the exercise price. The value realized upon exercise includes the shares withheld to cover the exercise price and taxes.

(2)	The dollar value realized upon vesting of RSUs represents the closing price of common stock on the applicable vesting date. The value realized upon vesting includes the value of shares withheld to cover taxes.

Payments Upon Termination or Change in Control

We have entered into an employment agreement with our CEO and maintain an executive severance plan for our other NEOs that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change of control. Set forth below are descriptions of these arrangements as they were in effect as of December 31, 2013.

Grossman Arrangements

Under Ms. Grossman’s employment agreement (as amended), upon a termination by the Company for other than death or disability and without Cause (as defined below) or resignation by Ms. Grossman for Good Reason (as defined below), Ms. Grossman will be entitled to certain benefits. These benefits include continued payment of her base salary and provision of health benefits for a period of twenty-four consecutive months. She will also be entitled to pro-rated portions of the bonus she would otherwise earn during the year in which the qualifying termination occurs, payable at the time such bonus would otherwise be payable.

Under Ms. Grossman’s employment agreement, “Cause” shall mean:

•

the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by employee; provided, however, that after indictment, we may suspend executive from the rendition of services, but without limiting or modifying in any other way our obligations under the agreement; provided, further, that Ms. Grossman’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Ms. Grossman’s employment;

•

a material breach by the executive of a fiduciary duty owed to us, which in the good faith reasonable determination of the Board, undermines the confidence of the Board in Ms. Grossman’s fitness to continue in her position, and a failure to cure such breach upon receipt of notice;

•	a material breach by executive of any of the covenants made by executive in her employment agreement and a failure to cure such breach upon receipt of notice;

•	the continued failure to perform material duties required by the agreement upon receipt of notice; or

•	a knowing and material violation of any material company policy pertaining to ethics, wrongdoing or conflicts of interest and a failure to cure such breach upon receipt of notice.

In each case, Cause shall only be deemed to exist if it is determined in good faith by the vote of not less than 2/3 of the Board of Directors (excluding Ms. Grossman).

Under Ms. Grossman’s employment agreement, “Good Reason” means:

•	HSNi’s material breach of the agreement;

•

the material reduction in title, duties, reporting responsibilities or level of responsibilities, excluding any such reduction resulting from any disposition of assets so long as we retain the business relating to the HSN television network and web-site and acknowledging that the involvement of the Chairman of the Board in certain matters primarily related to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Ms. Grossman continues to have primary responsibility for the management of all operations and activities of the businesses of the company;

•	a material reduction in base salary or target bonus, or

•	a relocation of Ms. Grossman’s principal place of business by more than 50 miles from Saint Petersburg, Florida by HSNi.

Upon a termination of employment by the company for other than death, disability or Cause, a termination of employment by Ms. Grossman for Good Reason, or a Change of Control (as defined below), Ms. Grossman is entitled to accelerated vesting of certain, but not all, unvested awards outstanding as of that date.

Under Ms. Grossman’s employment agreement, “Change of Control” means:

•

The acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

•

Individuals who, as of the effective date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date, whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

•

Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the resulting voting power shall reside in Outstanding Company Voting Securities retained by our shareholders in the Business Combination and/or voting securities received by such shareholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	Approval by our shareholders of a complete liquidation or dissolution of the company.

The amounts payable upon termination are all subject to the execution of a general release and compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in Ms. Grossman’s employment agreement. Cash payments in excess of $1,000,000 are subject to an offset by the amount of any current cash earnings earned by executive from other employment during the severance payment period.

Other NEO Arrangements

Effective November 23, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain NEOs. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. In connection with the adoption of the Named Executive Officer and Executive Vice President Severance Plan, all NEOs and senior executive officers agreed to the termination of their employment agreements. The plan applies to all NEOs excluding Ms. Grossman, who has a severance arrangement pursuant to her employment agreement. Adoption of the plan was approved by the Compensation Committee. Capitalized terms not defined below have the meaning set forth in the severance plan.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the Company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control.

Under the plan, in the event of a termination by HSNi without Cause (as defined below) or by the executive for Good Reason (as defined below) prior to a Change in Control (as defined below) or more than 12 months following a Change in Control, the severance benefits for the executive shall generally consist of the following:

•	continued payment of base salary for a period of 18 months following the date of such executive’s termination of employment; and

•	continuation of coverage under our health insurance plan for a period of 12 months following the date of such executive’s termination of employment.

Under the plan, or applicable award agreement, in the event of a termination by HSNi without Cause or by the executive for Good Reason, in each case within 12 months following a Change in Control, the severance benefits for the executive shall consist of the following:

•

payment of a lump sum amount equal to two times the sum of (i) the executive’s Base Salary, and (ii) the executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the severance period, and the denominator of which is the number of days in the year in which the termination occurs;

•	payment of a lump sum amount equal to medical coverage under our health insurance plan for a period of 18 months;

•	outplacement benefits in an amount not to exceed $20,000; and

•	immediate vesting of all of the executive’s outstanding awards.

Under this severance plan, “Cause” shall mean:

•	the willful or gross neglect by the executive of his or her employment duties;

•	the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the executive;

•	a material breach by the executive of a fiduciary duty owed to us;

•	a material breach by executive of any non-disclosure, non-solicitation or non-competition obligation owed to us; or

•	a violation by the executive of any company policy pertaining to ethics, wrongdoing or conflicts of interest.

Under this severance plan, “Good Reason” shall mean, without the executive’s prior written consent:

•	a material reduction in the executive’s rate of annual base salary from the rate of annual base salary in effect for such executive;

•	a relocation of the executive’s principal place of business more than 50 miles further from the location of the principal place of business from which executive works; or

•	a material and demonstrable adverse change in the nature and scope of the executive’s duties.

In order to invoke a termination of employment for Good Reason, the executive must provide written notice to HSNi of the existence of one or more of the conditions described in the clauses above within 90 days following the executive’s knowledge of the initial existence of such condition or conditions, and HSNi shall have 30 days following receipt of such written notice during which it may remedy the condition.

Under this severance plan, a “Change in Control” shall mean any of the following events:

•

the acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors;

•	incumbent directors cease for any reason to constitute at least a majority of the Board;

•

consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) more than 50% of the Resulting Voting Power shall reside in outstanding voting securities retained by our shareholders, and (ii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were incumbent directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	approval by our shareholders of a complete liquidation or dissolution of HSNi.

The amounts payable upon termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in any agreement to which the Executive is a party. Salary continuation payments will generally be offset by the amount of any compensation earned by an executive from other employment during the severance payment period except after a Change in Control.

Estimated Post-Employment Compensation and Benefits

The following table describes the potential payments and benefits to which our NEOs would be entitled upon termination of employment. The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2013. To the extent appropriate, the value of equity awards which could accelerate are included in the amounts described below. The price of HSNi common stock is based on the closing price on The NASDAQ Global Select Market on December 31, 2013 of $62.30.

These amounts do not take into account equity grants made, and contractual obligations entered into, after December 31, 2013. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without Cause	Resignation for Good Reason	Change in Control	Termination w/o Cause or for Good Reason and Change in Control
Mindy Grossman
Cash Severance (salary)	$2,400,000	$2,400,000	$—	$2,400,000
STIP or Annual Cash Bonus	1,625,000	1,625,000	—	1,625,000
Stock Options and SARs (vesting accelerated)	—	—	—	7,055,975
RSUs (vesting accelerated)	—	—	—	—
MSUs (vesting accelerated)	1,706,674	1,706,674	6,562,618	6,562,618
Health Benefits	31,553	31,553	—	31,553

Total Estimated Value	$5,763,227	$5,763,227	$6,562,618	$17,675,146

Judy A. Schmeling
Cash Severance (salary)	$1,050,000	$1,050,000	$—	$1,400,000
STIP or Annual Cash Bonus	—	—	—	1,575,000
Performance Cash	—	—	324,530	600,912
Stock Options and SARs (vesting accelerated)	—	—	—	593,088
RSUs (vesting accelerated)	—	—	—	647,858
Health Benefits	20,927	20,927	—	31,390
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$1,070,927	$1,070,927	$324,530	$4,868,248

William C. Brand
Cash Severance (salary)	$787,500	$787,500	$—	$1,050,000
STIP or Annual Cash Bonus	—	—	—	1,181,250
Performance Cash	—	—	225,760	415,111
Stock Options and SARs (vesting accelerated)	—	—	—	410,479
RSUs (vesting accelerated)	—	—	—	446,130
Health Benefits	14,175	14,175	—	21,262
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$801,675	$801,675	$225,760	$3,544,232

Lisa A. Letizio
Cash Severance (salary)	$609,000	$609,000	$—	$812,000
STIP or Annual Cash Bonus	—	—	—	730,800
Performance Cash	—	—	211,650	365,636
Stock Options and SARs (vesting accelerated)	—	—	—	359,632
RSUs (vesting accelerated)	—	—	—	382,958
Health Benefits	20,060	20,060	—	30,113
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$629,060	$629,060	$211,650	$2,701,139

Name and Benefit	Termination without Cause	Resignation for Good Reason	Change in Control	Termination w/o Cause or for Good Reason and Change in Control
Gregory J. Henchel
Cash Severance (salary)	$607,500	$607,500	$—	$810,000
STIP or Annual Cash Bonus	—	—	—	729,000
Performance Cash	—	—	197,540	347,041
Stock Options and SARs (vesting accelerated)	—	—	—	344,377
RSUs (vesting accelerated)	—	—	—	760,558
Health Benefits	14,175	14,175	—	21,262
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$621,675	$621,675	$197,540	$3,032,238

Executive Stock Ownership Guidelines

We believe that it is important that executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of HSNi’s shareholders. Accordingly, while serving as an executive officer of HSNi, all such officers are expected to hold stock in HSNi equal in value to the lesser of (i) a fixed number of shares, and (ii) a multiple of his or her annual base salary, with ownership targets increasing with their level of responsibility. HSNi’s CEO is expected to hold stock equal in value to the lesser of five times annual base salary or 200,000 shares. All executive vice presidents are expected to hold stock equal in value to the lesser of three times annual base salary or 30,000 shares.

Executive officers will have five years from the later of (i) the date they were first appointed an executive officer of the Company, or (ii) the date the board of directors adopted these guidelines to attain the ownership threshold. Until the executives meet the guidelines, the executives must hold 50% of post-tax securities acquired through equity incentive programs until the expected level is achieved. The Compensation Committee will evaluate compliance with this program annually. As of the last measurement date, four of the five NEOs (including the CEO) had achieved the desired levels of ownership. Waivers of these guidelines may be granted, from time to time, in the discretion of the Compensation and Human Resources Committee.

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information pertaining to all compensation plans under which equity securities of our Company are authorized for issuance as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders for:
Employee equity compensation	2,997,949	35.12	2,730,803
Non-employee directors’ deferred compensation plan	31,136	—	68,864
Adjusted Awards under employee equity plan approved by IAC shareholders prior to the spin-off	408,095	28.95	—

Subtotal	3,437,180	34.15	2,799,667

Equity compensation plans not approved by security holders:	—	—	—

Total equity compensation plans (2)	3,437,180		2,799,667

(1)	The calculation of the weighted average exercise price excludes RSUs that do not have an exercise price.

(2)	Approximately 0.3 million of the securities to be issued are held by employees of the other Spincos and not by employees of HSNi.

Pension Benefits

We do not currently have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

As of December 31, 2013, we did not have any defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified. Beginning in 2014, all executive officers are eligible to participate in the Company’s non-qualified deferred compensation plan which permits executives to defer salary and bonus into one or more measurement funds. Deferrals will be set aside and held in trust to secure benefits. However, plan assets are subject to the claims of Company’s creditors in the event of insolvency.

We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified.

Clawback Policy

The Company has an executive compensation recovery, or clawback, policy providing for recoupment of certain compensation in the event the Company is required to restate its financial statements due to material non-compliance, as a result of misconduct of an executive officer or officers, with any financial reporting requirement under the securities laws. The policy is described in more detail in the Company’s Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Officers and Directors

The following table sets forth information as of March 25, 2014, with respect to the beneficial ownership of our common stock by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock, (ii) each director and NEOs, and (iii) all of our executive officers and directors as a group. The percentages below are based on 53,186,839 shares of common stock outstanding on March 25, 2014. In each case, except as otherwise indicated in the footnotes to the table, the shares of common stock are owned directly by the named owners, with sole voting and dispositive power. Under the SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days of March 25, 2014 (such as by exercising vested stock options, RSUs or MSUs subject to vesting within 60 days).

Name and Address of Beneficial Owner	Shares	%
5% Beneficial Owners:
Liberty Interactive Corp. (1) 12300 Liberty Boulevard Englewood, CO 80112	20,016,167	37.6

Directors and NEOs:
William Costello (2)(3)	35,289	*
James M. Follo (2)	22,857	*
Stephanie Kugelman (2)	2,023	*
Arthur C. Martinez(2)	35,207	*
Thomas J. McInerney (2)	82,696	*
John B. (Jay) Morse, Jr (2)(3)	48,038	*
Matthew E. Rubel (2)	—	*
Ann Sarnoff (2)	—	*
Courtnee Ulrich (2)	—	*
Mindy Grossman (4)	1,483,987	2.8
Judy A. Schmeling (5)	114,930	*
William C. Brand (6)	103,710	*
Gregory J. Henchel (7)	40,257	*
Lisa A. Letizio (8)	9,954	*
All executive officers and directors as a group (14 persons)	1,978,948	3.7

*	The percentage of shares beneficially owned does not exceed 1%

(1)	Reflects shares beneficially owned by Liberty Interactive Corp. as of September 4, 2013 based on Schedule 13D/A filed with the SEC on September 11, 2013 which indicates that Liberty, whose principal business is owning a broad range of electronic retailing, media, communications and entertainment businesses and investments, has sole voting and dispositive power with respect to such shares. According to a Schedule 13D/A filed on February 18, 2014, Liberty’s chairman, John C. Malone, may be deemed to beneficially own 27.5% of the voting power of Liberty. The Schedule 13D/A filed by Liberty with respect to the shares of HSNi certifies that such shares were acquired by Liberty in the ordinary course and not with the purpose or with the effect of changing or influencing control of HSNi.

(2)	Does not include Deferred Stock Units or DSUs credited to non-employee Directors. As of March 25, 2014, the following Directors had the right to receive DSUs six months after their service on the Board is completed: Mr. Costello—7,840 units; Mr. Follo—7,840, Ms. Kugelman—7,840, Mr. Martinez—19,598, Mr. McInerney—7,840, Mr. Morse—7,840, Mr. Rubel—1,813, Ms. Sarnoff—3,689 and Ms. Ulrich—1,831. DSUs will be paid out in an equivalent number of shares of HSNi common stock.

(3)	Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of March 25, 2014, Mr. Costello had 12,489 and Mr. Morse had 3,810 units credited to their account under the plan. At the end of the deferral period, the units will be paid out in an equivalent number of shares of HSNi common stock.

(4)	Includes (i) 1,359,899 shares issuable upon currently exercisable or exercisable on or before May 24, 2014 stock options and SARs, (ii) 123,571 shares held directly and (iii) 517 shares held by a family member sharing the same household. Includes 25,000 shares that Ms. Grossman has pledged as collateral to secure a loan.

(5)	Includes (i) 71,808 shares issuable upon currently exercisable or exercisable on or before May 24, 2014 stock options and SARS, and (ii) 43,122 shares held directly.

(6)	Includes (i) 65,942 shares issuable upon currently exercisable or exercisable on or before May 24, 2014 stock options and SARs, and (ii) 37,768 shares of HSNi held directly.

(7)	Includes (i) 17,024 shares represented by currently exercisable or exercisable on or before May 24, 2014 SARs, and (ii) 23,233 shares held directly.

(8)	Includes (i) 2,276 shares issuable upon currently exercisable or exercisable on or before May 24, 2014 stock options and SARs, and (ii) 7,678 shares of HSNi held directly.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to comply therewith during the fiscal year ended December 31, 2013. We believe that during the fiscal year ended December 31, 2013, our directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Mr. Attinella did not timely file one report with respect to one transaction. In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors and executive officers that no Form 5s were required to be filed under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy governing the review and approval of related person transactions. Consistent with applicable law and listing standards, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act. In accordance with the policy, management is required to determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of “transaction,” and if so, submit the transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, considers all facts and circumstances that it deems relevant.

Relationship Between HSNi and Liberty

Spinco Agreement

In connection with the spin-off, pursuant to a Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among HSNi, IAC, Liberty Interactive Corporation (formerly known as Liberty Media Corporation, “Liberty”) and a subsidiary of Liberty that held shares of IAC common stock and IAC Class B common stock (together with Liberty, the “Liberty Parties”), HSNi (i) assumed from IAC all rights and obligations providing for post-spin-off governance and other arrangements at HSNi under the Spinco Agreement, dated May 13, 2008, among IAC, Liberty and affiliates of Liberty that held shares of IAC common stock and/or Class B common stock at the time such Spinco Agreement was entered into, and (ii) as required by the Spinco Agreement, entered into a registration rights agreement with the Liberty Parties. Following is a summary of the material provisions of each of these agreements that remain in effect.

Representation of Liberty on the Board of Directors

The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of HSNi representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. In addition, the Governance Committee of the Board may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty, are officers or employees of HSNi or were not nominated by the Governance Committee in connection with their initial election to the Board and for whose election any Liberty Party voted shares.

Acquisition Restrictions

The Liberty Parties have agreed not to acquire beneficial ownership of any equity securities of HSNi (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty’s ownership percentage of the equity securities of HSNi, based on voting power, would not exceed the Applicable Percentage.

The “Applicable Percentage” is Liberty’s ownership percentage upon the spin-off of HSNi, based on voting power plus 5%, but in no event more than 35%. Notwithstanding the foregoing, Liberty’s beneficial ownership may increase above the Applicable Percentage as a result of HSNi’s share repurchase program. Following the spin-off, the Applicable Percentage for the Spinco is reduced for specified transfers of equity securities of the Spinco by the Liberty Parties.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of HSNi to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by HSNi;

•

transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of HSNi’s equity securities, giving effect to the transfer, would exceed 15%;

•

a transfer of all of the equity securities of HSNi beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

•

specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•	specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties’ equity securities in HSNi, subject to specified restrictions.

Competing Offers

During the period when Liberty has the right to nominate directors to the Board, if the Board determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that HSNi is negotiating with a single bidder, the Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of HSNi other than pursuant to an agreement with HSNi or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Board fails to take certain actions to block such third party from acquiring an ownership percentage of HSNi (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

Other

Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and HSNi that would be reportable under the proxy rules) require the approval of the Qualified Directors.

Registration Rights Agreement

Under the registration rights agreement, the Liberty Parties and their permitted transferees (the “Holders”) will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of HSNi common stock received by the Liberty Parties as a result of the spin-off and other shares of HSNi common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the “Registrable Shares”). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

HSNi will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify HSNi, against specified liabilities in connection with misstatements or omissions in any registration statement.

ANNUAL REPORTS AND OTHER MATERIALS

Upon written request to the Corporate Secretary, c/o HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department, we will provide without charge to each person solicited an additional copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. Copies are also available on our website, www.hsni.com. We will furnish requesting shareholders with any exhibit not contained in its Annual Report upon written request without charge.

Our code of business conduct and ethics, which applies to all employees (including executive officers) and directors is posted on our website at www.hsni.com. The code of business conduct and ethics is intended to comply with applicable laws and listing requirements. Any waivers to the code of business conduct and ethics for our executive officers and directors will also be disclosed on our website. We will furnish requesting shareholders with a copy of our code of business conduct and ethics upon written request without charge.

PROPOSALS BY SHAREHOLDERS FOR THE 2015 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in HSN, Inc. proxy materials for presentation at the 2015 Annual Meeting of shareholders must submit the proposal to us at our corporate headquarters no later than 5:00 p.m., Eastern Time, December 11, 2014 which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Shareholders who intend to present a proposal at the 2015 Annual Meeting of shareholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to HSN, Inc. no earlier than January 25, 2015 and no later than 5:00 p.m., Eastern Time, February 24, 2015 in accordance with the provisions of our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 23, 2014.

The Proxy Statement and Annual Report to Shareholders are available at:

•	http://www.envisionreports.com/hsni; and

•	HSNi’s investor relations website at www.hsni.com.

YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

APPENDIX A

HSN, INC.

SECOND AMENDED AND RESTATED 2008 STOCK AND ANNUAL INCENTIVE PLAN

Section 1.    Purpose; Definition

    The purpose of this Plan is (a) to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value and (b) to assume and govern other awards pursuant to the adjustment of awards granted under any IAC Long Term Incentive Plan (as defined in the Employee Matters Agreement) in accordance with the terms of the Employee Matters Agreement (“Adjusted Awards”). Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a)        “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b)        “Applicable Exchange” means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c)        “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or other award (stock-based or otherwise) granted or assumed pursuant to the terms of this Plan, including Adjusted Awards.

(d)        “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e)        “Beneficial Ownership” shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

(f)        “Board” means the Board of Directors of the Company.

(g)        “Bonus Award” means a bonus award made pursuant to Section 9.

(h)        “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(i)        “Change in Control” has the meaning set forth in Section 10(c).

(j)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(k)        “Commission” means the Securities and Exchange Commission or any successor agency.

(l)        “Committee” has the meaning set forth in Section 2(a).

(m)        “Common Stock” means common stock, par value $0.01 per share, of the Company.

(n)        “Company” means HSN, Inc., a Delaware corporation, or its successor.

(o)        “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, “disability” within the meaning of Section 409A of the Code.

(p)        “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(q)        “EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(r)        “EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(s)        “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(t)        “Employee Matters Agreement” means the Employee Matters Agreement by and among IAC, Ticketmaster, Interval Leisure Group, Inc., HSN, Inc. and Tree.com, Inc.

(u)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(v)        “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(w)       “Free-Standing SAR” has the meaning set forth in Section 5(b).

(x)        “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, (ii) such later date as the Committee shall provide in such resolution or (iii) the initial date on which an Adjusted Award was granted under the IAC Long Term Incentive Plan.

(y)        “Group” shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

(z)        “IAC” means IAC/InterActiveCorp, a Delaware corporation.

(aa)      “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(bb)      “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(cc)      “Nasdaq” means the National Association of Securities Dealers Inc. Automated Quotation System.

(dd)      “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(ee)      “Option” means an Award granted under Section 5.

(ff)      “Participant” means an Eligible Individual to whom an Award is or has been granted.

(gg)     “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units or Bonus Awards or other stock-based awards. In the case of Qualified-Performance Based Awards, (i) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, adjusted earnings per share, adjusted net income, net profit after tax, EBITDA, adjusted EBITDA, EBITA, adjusted EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

(hh)     “Performance Period” means such period of time over which performance of the Company, an Eligible Individual or business unit of the Company shall be measured, which may include, but not necessarily be limited to, a calendar year or the Company’s fiscal year or such other period as the Committee shall determine.

(ii)      “Plan” means this HSN, Inc. Seconded Amended and Restated 2008 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

(jj)      “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

(kk)     “Restricted Stock” means an Award granted under Section 6.

(ll)      “Restricted Stock Units” means an Award granted under Section 7.

(mm)   “Resulting Voting Power” shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(nn)      “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.

(oo)      “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(pp)      “Separation” has the meaning set forth in the Employee Matters Agreement.

(qq)      “Share” means a share of Common Stock.

(rr)       “Specified Employee” shall mean any individual who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) with respect to the Company and its affiliates, as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code, based upon the twelve (12) month period ending December 31st. All individuals who are determined to be key employees under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to paragraph (5) thereof) on December 31st shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the following April 1st.

(ss)       “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(tt)       “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(uu)      “Tandem SAR” has the meaning set forth in Section 5(b).

(vv)      “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(ww)    “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code. For the avoidance of doubt, the Separation shall not constitute a Termination of Employment for purposes of any Adjusted Award.

Section 2.    Administration

(a)        Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan and the Employee Matters Agreement (including the original terms of the grant of the Adjusted Award):

(i)        to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii)       to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;

(iii)      to determine the number of Shares to be covered by each Award granted hereunder;

(iv)      to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v)       subject to Section 12, to modify, amend or adjust the terms and conditions of any Award;

(vi)      to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii)     subject to Section 11, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii)    to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(ix)      to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x)       to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xi)      to decide all other matters that must be determined in connection with an Award; and

(xii)     to otherwise administer the Plan.

(b)        Procedures.

(i)        The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii)      Subsection to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)        Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d)        Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof. Notwithstanding the provisions of the Plan or an Award Agreement to the contrary, in the event that any term of any Award Agreement conflicts with any provision of the Plan that specifically pertains to Section 409A of the Code, the provision of the Plan shall govern.

Section 3.    Common Stock Subject to Plan

(a)        Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be the sum of (a) the number of Shares that may be issuable upon exercise or vesting of the Adjusted Awards and (b) 8,000,000. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 3,333,333 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

(b)        Individual Limits. No Participant may be granted Awards covering in excess of 3,333,333 Shares during the term of the Plan; provided that Adjusted Awards shall not be subject to this limitation.

(c)        Rules for Calculating Shares Delivered.

(i)        With respect to Awards other than Adjusted Awards, to the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

(ii)      With respect to Awards other than Adjusted Awards, if the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

(d)        Adjustment Provision. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code. Any adjustment under this Section 3(d) need not be the same for all Participants.

(e)        Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3(d) to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto as of the Grant Date.

Section 4.    Eligibility

Awards may be granted under the Plan to Eligible Individuals and, with respect to Adjusted Awards, in accordance with the terms of the Employee Matters Agreement; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code) and, with respect to Adjusted Awards that are intended to qualify as incentive stock options within the meaning of Section 421 of the Code, in accordance with the terms of the Employee Matters Agreement.

Section 5.    Options and Stock Appreciation Rights

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a)        Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

(b)        Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c)        Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)        Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e)        Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

(f)        Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

(g)        Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)        Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

(ii)       To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii)      Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(h)        Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

(i)        Terminations of Employment. Subject to Section 10, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:

(i)        Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

(ii)       Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

(iii)      Upon a Participant’s Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;

(iv)      Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

(v)       Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

(j)        Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

Section 6.    Restricted Stock

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a)        Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the HSN, Inc. 2008 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b)        Terms and Conditions.  Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)        The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

(ii)       Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(iii)      Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv)      Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.

(v)       If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

Section 7.   Restricted Stock Units

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a)        Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b)        Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i)        The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Awards as Qualified Performance-Based Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

(ii)       Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii)      The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

(iv)      Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units, provided, however, if any of such Participant’s Restricted Stock Units constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Units shall not occur until the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement.

Section 8.    Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

Section 9.    Bonus Awards

(a)        Determination of Awards.  The Committee shall determine the total amount of Bonus Awards for each Plan Year or such shorter performance period as the Committee may establish in its sole discretion. Prior to the beginning of the Plan Year or such shorter performance period as the Committee may establish in its sole discretion (or such later date as may be prescribed by the Internal Revenue Service under Section 162(m) of the Code), the Committee shall establish Performance Goals for Bonus Awards for the Plan Year or such shorter period; provided, that such Performance Goals may be established at a later date for Participants who are not “covered employees” (within the meaning of Section 162(m)(3) of the Code). Bonus amounts payable to any individual Participant with respect to a Performance Period will be limited to a maximum of $10 million. For performance periods that are shorter than a Performance Period, such $10 million maximum may be pro-rated if so determined by the Committee.

(b)        Payment of Awards.  Bonus Awards under the Plan shall be paid in cash or in shares of Common Stock (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Performance Period or such shorter performance period as the Committee may establish. It is intended that a Bonus Award will be paid no later than the fifteenth (15th) day of the third month following the later of: (i) the end of the Participant’s taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (ii) the end of the Company’s fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonus Awards payable hereunder (provided such plan complies with Section 409A of the Code). The Bonus Award for any Performance Period or such shorter performance period to any Participant may be reduced or eliminated by the Committee in its discretion.

Section 10.     Change in Control Provisions

a)        Adjusted Awards.  With respect to all Adjusted Awards, subject to paragraph (e) of this Section 10, unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, upon a Participant’s Termination of Employment, during the two-year period following a Change in Control (as defined in the long term incentive plan of IAC or the applicable SpinCo (as defined in the Employee Matters Agreement), from the Company for which the Participant worked immediately following the Separation (the applicable employer referred to as the “Employer”)), by the Participant’s Employer other than for Cause or Disability or by the Participant for Good Reason (as defined below):

(i)        any Options outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option would be exercisable in the absence of this Section 10(a) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option;

(ii)       the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(iii)     all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement.

(b)        Impact of Event on Awards other than Adjusted Awards.  Subject to paragraph (e) of this Section 10, and paragraph (d) of Section 12, unless otherwise provided in any applicable Award Agreement and except as otherwise provided in paragraph (a) of this Section 10, in connection with a Change of Control, the Committee may make such adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, the acceleration of vesting of Awards either upon a Change of Control or upon a termination of employment following a Change of Control. The Committee may provide for such adjustments as a term of the Award or may make such adjustments following the granting of the Award.

(c)        Definition of Change in Control.  For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a “Change in Control” shall mean the happening of any of the following events:

(i)        The acquisition by any individual, entity or Group (a “Person”), other than the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or

(ii)       Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)      Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Separation shall not constitute a Change in Control. For the avoidance of doubt, with respect to an Adjusted Award held by a Participant, any reference in the Plan to Change in Control and any reference in an Award Agreement or the applicable IAC Long Term Incentive Plan to a “change in control,” “change of control” or similar definition shall be deemed to refer to a Change of Control as defined in the long term incentive plan of the Participant’s Employer.

(d)      For purposes of this Section 10, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(e)      Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement and as permitted pursuant to Section 14(k).”

Section 11.    Qualified Performance-Based Awards; Section 16(b)

(a)          The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

(b)          Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals (as certified in writing by the Committee, except if compensation is attributable solely to the increase in the value of the Common Stock), together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption as of the Grant Date, and (ii) the provisions of Section 10 shall apply notwithstanding this Section 11(b).

(c)          The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d)          The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

Section 12.    Term, Amendment and Termination

(a)          Effectiveness.  The Plan shall be effective as of the date (the “Effective Date”) it is adopted by the Board, subject to the approval by the holders of at least a majority of the voting power represented by outstanding capital stock of the Company that is entitled generally to vote in the election of directors.

(b)          Termination.  The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c)          Amendment of Plan.  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)         Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Section 13.    Unfunded Status of Plan

  It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any provision of this Plan to the contrary, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.

Section 14.    General Provisions

(a)          Conditions for Issuance.  The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)          Additional Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)          No Contract of Employment.  The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)           Required Taxes.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)          Limitation on Dividend Reinvestment and Dividend Equivalents.  Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

(f)           Designation of Death Beneficiary.   The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g)          Subsidiary Employees.  In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h)          Governing Law and Interpretation.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i)          Non-Transferability.  Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)          Foreign Employees and Foreign Law Considerations.  The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)         Section 409A of the Code.  It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment if the Participant is a “specified employee” within the meaning of Section 409A of the Code, and (B) the Participant’s death.

(l)          Employee Matters Agreement.  Notwithstanding anything in this Plan to the contrary, to the extent that the terms of this Plan are inconsistent with the terms of an Adjusted Award, the terms of the Adjusted Award shall be governed by the Employee Matters Agreement, the applicable IAC Long-Term Incentive Plan and the award agreement entered into thereunder.

HSN, INC.
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 22, 2014.
Vote by Internet
• Go to www.envisionreports.com/HSNI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4.

1. Election of Directors:	01 - William Costello	02 - James M. Follo	03 - Mindy Grossman	+
	04 - Stephanie Kugelman	05 - Arthur C. Martinez	06 - Thomas J. Mclnerney
	07 - John B. (Jay) Morse, Jr.	08 - Matthew E. Rubel	09 - Ann Sarnoff
10 - Courtnee Ulrich

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid to our named executive officers.	☐	☐	☐	3. To approve the Performance Goals contained in the Second Amended and Restated 2008 Stock and Annual Incentive Plan.	☐	☐	☐
4. To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐	5. To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

        01TBTB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — HSN, Inc.

Notice of 2014 Annual Meeting of Shareholders

1 HSN Drive, St. Petersburg, FL 33729

Proxy Solicited by Board of Directors for Annual Meeting — May 23, 2014

Mindy Grossman and Judy A. Schmeling, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HSN, Inc. to be held on May 23, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 through 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted upon appear on reverse side.)